Exhibit 10.1

OFFICE LEASE AGREEMENT

BY AND BETWEEN

SOUTH LAKE AVENUE INVESTORS LLC,

a Delaware limited liability company

AS LANDLORD

and

ARROWHEAD RESEARCH CORPORATION,

a Delaware corporation

AS TENANT

DATED April 12, 2012

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TABLE OF CONTENTS

(continued)

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INDEX OF EXHIBITS

A	Diagram of the Premises

B	Tenant Improvements

C	Commencement and Expiration Date Memorandum

D	Rules and Regulations

E	Form of Estoppel Certificate

F	California Asbestos Disclosure

INDEX OF DEFINED TERMS

ADA	15
Additional Rent	3
Allowance	1
Alterations	17
Base Insurance Expenses	6
Base Operating Expenses	6
Base Rent	3
Base Taxes	6
Base Utility Expenses	6
Base Year	6
Basic Lease Information	1
Budget	3
Building	1
Casualty Discovery Date	24
Change Orders	4
Commencement Date	2
Common Areas	1
Computation Year	7
Condemnation	26
Default	31
Drawings	3
Electric Service Provider	11
Environmental Laws	39, 40
Excess Tenant Improvements Cost	4
Expiration Date	2
Final Plans	3
Fit-up Work	4
Force Majeure	51
Guarantor	31
Hazardous Materials	39
Holder	44

Insurance Expenses	5
Landlord Parties	43
Landlord’s Agents	14
Landlord’s Insureds	21
Laws	15
Lease	1
Normal Business Hours	10
Operating Expenses	3, 5
Parking Areas	1
Premises	1
Private Restrictions	15
Project	1
Proportionate Share	8
Rent	9
Rules and Regulations	44
Successor Landlord	39
Superior Lease(s)	38
Superior Lessor	39
Superior Mortgage(s)	38
Superior Mortgagee	39
Systems	4
Taxes	6
Tenant Improvements Cost	1
Tenant’s Agents	14
Tenant’s Property	21
Term	2
Utilities	5
Utility Expenses	5
Visitor Parking Fees	47
worth at the time of award	34

L E A S E    A G R E E M E N T

BASIC LEASE INFORMATION

Lease Date:	April 12, 2012

Landlord:	SOUTH LAKE AVENUE INVESTORS LLC, a Delaware limited liability company

Landlord’s Address:	Attention: Asset Manager - Corporate Center Pasadena c/o UBS Realty Investors, LLC 455 Market Street, Suite 1540 San Francisco, California 94105

All notices sent to Landlord under this Lease shall be sent to the above address, with copies to:

General Manager PM Realty Group, L.P. 251 South Lake Avenue, Suite 100 Pasadena, California 91101-3057

All rent amounts shall be made payable to: SOUTH LAKE AVENUE INVESTORS LLC and shall be mailed to:

P.O. Box 748163 Los Angeles, CA 90074-8163

Tenant:	ARROWHEAD RESEARCH CORPORATION, a Delaware corporation

Tenant’s Contact Person:	Ken Myszkowski

Tenant’s Address:	225 South Lake Avenue, Suite 1050 Pasadena, California 91101

Premises Square Footage:	Approximately 5,303 rentable square feet.

Premises Address:	225 South Lake Avenue, Suite 1050, Pasadena, California 91101.

Project:	Corporate Center Pasadena, comprising 637,651 rentable square feet, together with the accompanying land and all Common Areas.

v

Building:	225 South Lake Avenue Building, comprising 238,607 rentable square feet

Tenant’s Proportionate Share of Project:	0.83%

Tenant’s Proportionate Share of Building:	2.22%

Length of Term:	Sixty-Five (65) months, with one (1) sixty (60) month option to extend the Term.

Estimated Commencement Date:	August 1, 2012

Estimated Expiration Date:	December 31, 2017

Base Rent:

Months	Rentable Sq. Ft.	Approx. Annual Base Rate	Annual Base Rent	Approx. Monthly Base Rate	Monthly Base Rent
1 - 12	5,303	$30.00	$159,090.00	$2.50	$13,257.50
13 - 24	5,303	$30.90	$163,862.76	$2.57	$13,655.23
25 - 36	5,303	$31.83	$168,778.56	$2.65	$14,064.88
37 - 48	5,303	$32.78	$173,841.96	$2.73	$14,486.83
49 - 60	5,303	$33.77	$179,057.16	$2.81	$14,921.43
61 - 65	5,303	$34.78	$184,428.96	$2.90	$15,369.08

Prepaid Base Rent:	$13,257.50

Month to which Prepaid Base Rent will be Applied:	First (1st) month of the Term.

Base Year:	2012

Security Deposit:	$15,369.08

Permitted Use:	General office use consistent with the standards of a “Class A” office building.

Reserved Parking Spaces:	Up to three (3) exclusive and designated parking spaces at the Building’s then-prevailing standard reserved parking rate, which is subject to change from time to time, to be located as close to the Building’s P1 parking level entrance as available. As of the Lease Date, reserved parking spaces are $125.00/month.

Unreserved Parking Spaces:	Fifteen (15) nonexclusive and undesignated parking spaces at the Building’s then-prevailing standard unreserved parking rate, which is subject to change from time to time, less the number of Reserved Parking Spaces Tenant elects to use from time to time (not to exceed the maximum allowed number of Reserved Parking Spaces set forth above). As of the Lease Date, unreserved parking Spaces are $85.00/month.

Broker(s):	CBRE, Inc. (Landlord’s Broker) CresaPartners (Tenant’s Broker)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT is made and entered into by and between Landlord and Tenant on the Lease Date. The defined terms used in this Lease which are defined in the Basic Lease Information attached to this Lease Agreement (“Basic Lease Information”) shall have the meaning and definition given them in the Basic Lease Information. The Basic Lease Information, the exhibits, the addendum or addenda described in the Basic Lease Information, and this Lease Agreement are and shall be construed as a single instrument and are referred to herein as the “Lease.”

1.	DEMISE

In consideration for the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, LANDLORD DOES HEREBY LEASE TO TENANT, AND TENANT DOES HEREBY HIRE AND TAKE FROM LANDLORD, the Premises described below (the “Premises”), upon the agreements, terms and conditions of this Lease for the Term hereinafter stated.

2.	PREMISES

The Premises demised by this Lease are located in that certain building (the “Building”) specified in the Basic Lease Information, which Building is located in that certain real estate development (the “Project”) specified in the Basic Lease Information. The Premises has the address and contains the square footage specified in the Basic Lease Information; provided, however, that any statement of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and, except as expressly set forth in Sections 4(c)(iii) and 4(c)(v) below, no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less. The location and dimensions of the Premises are depicted on Exhibit A, which is attached hereto and incorporated herein by this reference. Tenant shall have the non-exclusive right (in common with the other tenants, Landlord and any other person granted use by Landlord) to use the Common Areas (as hereinafter defined), except that with respect to the Project’s parking areas (the “Parking Areas”), Tenant shall have only the rights, if any, set forth in Section 44 below. For purposes of this Lease, the term “Common Areas” means all areas and facilities outside the Premises and within the exterior boundary line of the Project that are, from time to time, provided and designated by Landlord for the non-exclusive use of Landlord, Tenant and other tenants of the Project and their respective employees, guests and invitees.

The Premises shall be leased by Tenant in “As-Is,” “Where Is” and “With all Faults” condition and without any representation, warranty or implied warranty of any kind or nature as to the condition, use or occupancy which may be made thereof and without any improvements or alterations by Landlord unless Landlord has expressly agreed to make such improvements or alterations in a tenant work letter attached hereto, if at all, as Exhibit B. If Landlord has agreed to make any such improvements or alterations, then the Premises demised by this Lease shall include any Tenant Improvements (as that term is defined in the tenant improvement work letter) to be constructed by Landlord within the interior of the Premises. Landlord shall construct any Tenant Improvements on the terms and conditions set forth in Exhibit B, if attached hereto. Landlord and Tenant agree to and shall be bound by the terms and conditions of Exhibit B, if any.

Landlord has the right, in its sole discretion, from time to time, to: (a) make changes to the Common Areas, the Building and/or the Project, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (b) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) add additional buildings and improvements to the Common Areas or remove existing buildings or improvements therefrom; (d) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof, and (e) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas, the Building and/or the Project as Landlord may, in its sole discretion, deem to be appropriate. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Building which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building which are located within the Premises or located elsewhere in the Building. In connection with any of the foregoing activities of Landlord, Landlord shall use reasonable efforts while conducting such activities to minimize any interference with Tenant’s use of, or access to, the Premises.

No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

3.	TERM

The term of this Lease (the “Term”) shall be for the period of months and days specified in the Basic Lease Information, commencing on the date which is the earlier to occur of (i) twenty (20) business days following the date the Tenant Improvements are approved by the appropriate governmental agency as being in accordance with its building code and the building permit issued for such improvements, as evidenced by the issuance of a final building inspection approval, and Landlord has notified Tenant that the Tenant Improvements have been substantially completed in accordance with the plans and specifications therefor, or (ii) the date Tenant occupies the Premises for the purpose of conducting business therein (the “Commencement Date”). In the event the Commencement Date, as determined pursuant to the foregoing, is a date other than the Estimated Commencement Date, then Landlord and Tenant shall promptly execute a Commencement and Expiration Date Memorandum in the form attached hereto as Exhibit C, wherein the parties shall specify the Commencement Date, the date on which the Term expires (the “Expiration Date”) and the date on which Tenant is to commence paying Rent (as defined below). If the actual Commencement Date is a day other than the first day of a calendar month, the Term shall be extended through the end of the month in which the Lease expires, so that the Expiration Date occurs on the last day of the month.

4.	RENT

(a) Base Rent. Tenant shall pay to Landlord, in advance on the first day of each month, without further notice or demand and without abatement, offset, rebate, credit or deduction for any reason whatsoever, the monthly installments of rent specified in the Basic Lease Information (the “Base Rent”). Notwithstanding anything herein to the contrary, provided that Tenant is not in default beyond any applicable notice and cure period pursuant to the terms of this Lease at any time during the Term, then Tenant shall be excused from the obligation of paying the monthly Base Rent (but not any other amounts) due hereunder for the second (2nd) through the sixth (6th) months of the Term (the “Excused Base Rent”). However, should Tenant default hereunder beyond any applicable cure period such that Landlord properly exercises Landlord’s remedies pursuant to Section 25 below, then the Excused Base Rent shall no longer be excused and shall become an obligation of Tenant hereunder, and Landlord shall be entitled to seek recovery of the Excused Base Rent as part of the damages to which Landlord is entitled pursuant to the terms of the Lease. Additionally, Tenant has the right to utilize a portion of the Allowance as a credit against Base Rent subject to, and in accordance with, the provisions of Section 1.2(c) of Exhibit B hereto. Upon execution of this Lease, Tenant shall pay to Landlord the Security Deposit and the Prepaid Rent specified in the Basic Lease Information to be applied toward Base Rent and Additional Rent for the month of the Term specified in the Basic Lease Information.

As used in this Lease, the term “Additional Rent” means all sums of money, other than Base Rent, that shall become due from and payable by Tenant pursuant to this Lease, and “Expenses” means the total of Operating Expenses, Insurance Expenses, Utility Expenses, and Taxes.

(b) Additional Rent.

(i) Commencing as of the first anniversary of the Commencement Date, in addition to the Base Rent, Tenant shall pay to Landlord as Additional Rent, in accordance with this Section 4(b), (i) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Operating Expenses (as defined below) attributable to each Computation Year (as defined below) over Base Operating Expenses (as defined below), (ii) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Insurance Expenses (as defined below) attributable to each Computation Year over Base Insurance Expenses (as defined below), (iii) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Utility Expenses (as defined below) attributable to each Computation Year over Base Utility Expenses (as defined below), and (iv) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Taxes (as defined below) attributable to each Computation Year over Base Taxes (as defined below).

(ii) As used in this Lease, the following terms shall have the meanings specified:

(A) “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, operation, maintenance, management and repair of the Premises, the Building and/or the Project or any part thereof, including, without limitation, all the following items:

(1) Common Area Operating Expenses. All costs to operate, maintain, repair, replace, supervise, insure and administer the Common Areas, including, without limitation, any Parking Areas owned by Landlord for the use of tenants, and further including, without limitation, supplies, materials, labor and equipment used in or related to the operation and maintenance of the Common Areas, including, without limitation, Parking Areas (including, without limitation, all costs of resurfacing and restriping Parking Areas), signs and directories on the Building and/or the Project, landscaping (including, without limitation, maintenance contracts and fees payable to landscaping consultants), amenities, sprinkler systems, sidewalks, walkways, driveways, curbs, lighting systems and security services, if any, provided by Landlord for the Common Areas, and any charges, assessments, costs or fees levied by any association or entity of which the Project or any part thereof is a member or to which the Project or any part thereof is subject.

(2) Parking Charges; Public Transportation Expenses. Any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building or the Project, and the cost of maintaining any public transit system, vanpool, or other public or semi-public transportation imposed upon Landlord’s ownership and operation of the Building and/or the Project.

(3) Maintenance and Repair Costs. All costs to maintain, repair, and replace the Premises, the Building and/or the Project or any part thereof and the personal property used in conjunction therewith, including, without limitation, insurance deductibles and, without limitation, (a) all costs paid under maintenance, management and service agreements such as contracts for janitorial, security and refuse removal, (b) all costs to maintain, repair and replace the roof coverings of the Building or the Project or any part thereof, (c) all costs to maintain, repair and replace the heating, ventilating, air conditioning, plumbing, sewer, drainage, electrical, fire protection, escalator, elevator, life safety and security systems and other mechanical, electrical and communications systems and equipment serving the Premises, the Building and/or the Project or any part thereof (collectively, the “Systems”), (d) the cost of all cleaning and janitorial services and supplies, the cost of window glass replacement and repair, and (e) the cost of maintenance, depreciation and replacement of machinery, tools and equipment (if owned by Landlord) and for rental paid for such machinery, tools and equipment (if rented) used in connection with the operation or maintenance of the Building, and (f) costs for improvements made to the Project which, although capital in nature, Landlord determines, in its sole discretion, are necessary to enhance the security systems and improve the security measures at the Project.

(4) Life Safety and Security Costs. All costs to install, maintain, repair and replace all life safety systems, including, without limitation, (a) all fire alarm systems serving the Premises, the Building and/or the Project or any part thereof (including, without limitation, all maintenance contracts and fees payable to life safety consultants), whether such systems are or shall be required by Landlord’s insurance carriers, Laws (as hereinafter defined) or otherwise, and (b) all costs of security and security systems at the Project, including, without limitation; (i) wages and salaries (including, without limitation, management fees) of all employees engaged in the security of the Project; (ii) all supplies, materials, equipment, and devices used in the security of the Project, and any upgrades thereto; and (iii) all service or maintenance contracts with independent contractors for Project security, including, without limitation, alarm service personnel, security guards, watchmen, and any other security personnel.

(5) Management and Administration. All costs for management and administration of the Premises, the Building and/or the Project or any part thereof, including, without limitation, a property management fee, accounting, auditing, billing, postage, salaries and benefits for all employees and contractors engaged in the management, operation, maintenance, repair and protection of the Building and the Project, whether located on the Project or off-site, payroll taxes and legal and accounting costs, fees for licenses and permits related to the ownership and operation of the Project, and office rent for the Building and/or Project management office or the rental value of such office if it is located within the Building and/or Project.

(6) Capital Improvements. Notwithstanding anything herein to the contrary, amounts paid for capital improvements and other capital costs incurred in connection with the Project (a) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof to the extent of their anticipated savings, (b) that are required to comply with conservation programs, (c) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (d) that are non-structural in nature and required under any governmental law or regulation enacted, or first enforced (provided Landlord was not aware of a violation as of the Lease Date), after the Commencement Date, or (e) which Landlord determines, in its reasonable discretion are necessary to enhance Building security and improve security measures at the Project, all of which shall be amortized uniformly over the useful life of the improvement consistent with generally accepted real estate accounting principles.

Notwithstanding anything in this Section (b) to the contrary, Insurance Expenses, Utility Expenses and Taxes shall not be deemed to constitute “Operating Expenses” for purposes of this Section (A).

(B) “Insurance Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, including, without limitation, premiums for “all risk” fire and extended coverage insurance, commercial general liability insurance, rent loss or abatement insurance, earthquake insurance, flood or surface water coverage, and other insurance as Landlord deems necessary in its sole discretion, and any deductibles paid under policies of any such insurance. The foregoing shall not be deemed an agreement by Landlord to carry any particular insurance relating to the Premises, Building, or Project.

(C) “Utility Expenses” means the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including, without limitation, any surcharges imposed, serving the Premises, the Building and the Project or any part thereof that are not separately metered to Tenant or any other tenant, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utility services or restriction on Utility use affecting the Premises, the Building and/or the Project, as contemplated in Section 5 below.

(D) “Taxes” means all real estate taxes and assessments, which shall include any form of tax, assessment (including, without limitation, any special or general assessments and any assessments or charges for Utilities or similar purposes included within any tax bill for the Building or the Project or any part thereof, including, without limitation, entitlement fees, allocation unit fees and/or any similar fees or charges), fee, license fee, business license fee, levy, penalty (if a result of Tenant’s delinquency), sales tax, rent tax, occupancy tax or other tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is determined by the area of the Premises, the Building and/or the Project or any part thereof, or the Rent and other sums payable hereunder by Tenant or by other tenants, including, without limitation, (i) any gross income or excise tax levied by any of the foregoing authorities, with respect to receipt of Rent and/or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Premises, the Building and/or the Project or any part thereof, (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises, the Building and/or the Project; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises, the Building and/or the Project, whether or not now customary or within the contemplation of the parties; or surcharged against the Parking Areas. “Taxes” shall also include legal and consultants’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce taxes, Landlord specifically reserving the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any taxes. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of real property taxes for purposes of this Lease.

(E) “Base Year” means the calendar year specified in the Basic Lease Information.

(F) “Base Operating Expenses” means the amount of Operating Expenses for the Base Year.

(G) “Base Insurance Expenses” means the amount of Insurance Expenses for the Base Year.

(H) “Base Taxes” means the amount of Taxes for the Base Year.

(I) “Base Utility Expenses” means the amount of Utility Expenses for the Base Year. Notwithstanding anything to the contrary contained in this Lease, Base Utility Expenses shall not include increases in utility costs due to extraordinary circumstances, including, without limitation, conservation, bond and/or debt repayment surcharges, charges of a one-time nature, boycotts, strikes, embargoes or other events resulting in shortages. In addition, in the event that, in any Computation Year after the Base Year, Landlord obtains a decrease in the unit cost of electricity being provided to the Building through its negotiations with utility providers or otherwise (“Reduced Electrical Rate”), Landlord shall have the right to revise the electrical cost component of the Utility Expenses for the Base Year to be equal to the amount such electrical cost component would have been had the unit cost of electricity during the Base Year been equal to the Reduced Electrical Rate.

(J) “Computation Year” means each twelve (12) consecutive month period commencing January 1 of each year during the Term following the Base Year, provided that Landlord, upon notice to Tenant, may change the Computation Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Proportionate Share(s) of Operating Expenses over Base Operating Expenses, of Insurance Expenses over Base Insurance Expenses, of Utility Expenses over Base Utility Expenses, and of Taxes over Base Taxes shall be equitably adjusted for the Computation Years involved in any such change.

(K) “Expense Adjustment Deadline” means the date which is eighteen (18) months after the Expiration Date or earlier termination date of this Lease. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to pay any Expenses to Landlord which are first billed by the Landlord after the Expense Adjustment Deadline (subject to adjustment for Force Majeure); provided, however, nothing contained herein shall be deemed to relieve Tenant from its liability to pay Tenant’s Proportionate Share of Expenses under this Lease which were billed by Landlord prior to the Expense Adjustment Deadline. Similarly, Landlord shall have no obligation to return, rebate or credit to Tenant any refund, rebate, or return of Expenses received by Landlord after the Expense Adjustment Deadline.

(L) “Exclusions”. The following items shall not be included within the definitions of Operating Expenses, Insurance Expenses, Utility Expenses or Taxes: (1) costs associated with the operation of the business of the ownership or entity which constitutes “Landlord,” as distinguished from the cost of building operations, including without limitation, accounting and legal matters, cost of defending any law suits with any mortgagee (except as to the actions of Tenant which may be at issue) or tenant, costs of selling, syndicating, financing, mortgaging, or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees not engaged in Building operation, and disputes of Landlord with Building management; (2) costs of capital improvements which are not contemplated under Section (A)(6); (3) ground lease rent and/or any interest and principal payments pursuant to any deed of trust secured by the property of which the Building is a part; (4) legal fees, space planners’ fees, real estate brokers’ leasing commissions, and advertising expenses incurred in connection with the leasing space in the Building; (5) costs for which Landlord is reimbursed or entitled to be reimbursed by its insurance carrier or any tenant’s insurance carrier(s); (6) any bad debt loss, rent loss, or reserves for bad debts or rent loss, except for the premiums, if any, associated with rental loss insurance; (7) fines, penalties and interest incurred as a result of Landlord’s failure to make timely payments; (8) electric power costs for which any tenant directly contracts with the local public service company; (9) expenses directly resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees; (10) costs, including, permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; and (11) except for equipment rentals necessary for emergency services, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature.

(c) Payment of Additional Rent.

(i) Within ninety (90) days of the end of the Base Year and each Computation Year or as soon thereafter as practicable, Landlord shall give to Tenant notice of Landlord’s estimate of the total amounts that will be payable by Tenant under Section (b) for the following Computation Year, and Tenant shall pay such estimated Additional Rent on a monthly basis, in advance, on the first day of each month. Tenant shall continue to make said monthly payments until notified by Landlord of a change therein. If at any time or times Landlord determines that the amounts payable under Section (b) for the current Computation Year will vary from Landlord’s estimate given to Tenant, Landlord, by notice to Tenant, may revise the estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate. By April 1 of each calendar year following the initial Computation Year, Landlord shall endeavor to provide to Tenant a reasonably detailed statement showing the actual Additional Rent due to Landlord for the prior Computation Year. If the total of the monthly payments of Additional Rent that Tenant has made for the prior Computation Year is less than the actual Additional Rent chargeable to Tenant for such prior Computation Year, then Tenant shall pay the difference in a lump sum within ten (10) days after receipt of such statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior Computation Year shall, at Landlord’s option, be either credited towards the Additional Rent next due or returned to Tenant in a lump sum payment within ten (10) days after delivery of such statement.

(ii) Landlord’s then-current annual operating and capital budgets for the Building and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant’s monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above. Landlord shall make the final determination of Additional Rent for the year in which this Lease terminates as soon as commercially practicable after termination of such year. Even though the Term has expired and Tenant has vacated the Premises, with respect to the year in which this Lease expires or terminates, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment. Failure of Landlord to submit statements as called for herein shall not be deemed a waiver of Tenant’s obligation to pay Additional Rent as herein provided.

(iii) With respect to Expenses, which Landlord allocates to the Building, Tenant’s “Proportionate Share” shall be the percentage set forth in the Basic Lease Information as Tenant’s Proportionate Share of the Building, as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building or otherwise. With respect to Expenses, which Landlord allocates to the Project as a whole or to only a portion of the Project, Tenant’s “Proportionate Share” shall be, with respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to the Project as a whole, the percentage set forth in the Basic Lease Information as Tenant’s Proportionate Share of the Project and, with respect to Expenses, which Landlord allocates to only a portion of the Project, a percentage calculated by Landlord from time to time in its sole discretion and furnished to Tenant in writing, in either case as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Notwithstanding the foregoing, Landlord may equitably adjust Tenant’s Proportionate Share(s) for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project. Without limiting the generality of the foregoing, Tenant understands and agrees that Landlord shall have the right to adjust Tenant’s Proportionate Share(s) of any Utility Expenses based upon Tenant’s use of the Utilities or similar services as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such Utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such Utilities and similar services. If Tenant disputes any such estimate or determination of Utility Expenses, then Tenant shall either pay the estimated amount or, with the prior written approval of Landlord, which approval may be given or withheld in Landlord’s sole and absolute discretion, cause the Premises to be separately metered at Tenant’s sole expense.

(iv) In the event the average occupancy level of the Building or the Project for the Base Year and/or any subsequent Computation Year is not ninety-five percent (95%) or more of full occupancy, then the Operating Expenses for such year shall be apportioned among the tenants by the Landlord to reflect those costs which would have occurred had the Building or the Project, as applicable, been ninety-five percent (95%) occupied during such year.

(v) Without limiting the terms of Section (c) above, Landlord reserves the right from time to time to remeasure the Premises, the Building and/or the Project in accordance with the current or revised standards promulgated from time to time by the Building Owners and Managers Association (BOMA) or the American National Standards Institute or other generally accepted measurement standards utilized by Landlord and to thereafter adjust the Proportionate Share(s) of Tenant and any other affected tenants of the Building and/or Project.

(d) General Payment Terms. The Base Rent, Additional Rent and all other sums payable by Tenant to Landlord hereunder, any late charges assessed pursuant to Section 6 below and any interest assessed pursuant to Section 46 below, are referred to as the “Rent.” All Rent shall be paid in lawful money of the United States of America and through a domestic branch of a United States financial institution. Checks are to be made payable and mailed as set forth in the Basic Lease Information, or to such other person or place as Landlord may, from time to time, designate to Tenant in writing. The Rent for any fractional part of a calendar month at the commencement or termination of the Term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month.

(e) Statements Binding. Every statement given by Landlord pursuant to Section (c) shall be conclusive and binding upon Tenant unless (i) within ninety (90) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof, specifying the particular respects in which the statement is claimed to be incorrect, and (ii) if such dispute shall not have been settled by agreement, Tenant shall submit the dispute to arbitration within one hundred eighty (180) days after receipt of the statement. Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall, within thirty (30) days after receipt of such statement, pay Additional Rent in accordance with Landlord’s statement and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall within thirty (30) days thereafter pay Tenant the amount of Tenant’s overpayment of Additional Rent resulting from compliance with Landlord’s statement.

(f) Audit Rights. Provided Tenant notifies Landlord in accordance with the terms of Section (e) above that Tenant disputes a statement received from Landlord, Tenant or its CPA (as defined below) shall have the right, at Tenant’s sole cost and expense, provided Tenant utilizes a Certified Public Accountant (the “CPA”) compensated solely on an hourly basis, upon at least thirty (30) days prior notice to Landlord at any time during regular business hours to audit, review and photocopy Landlord’s records pertaining to the Expenses for the immediately previous calendar year only. Tenant shall complete the audit and present any disputed charges to Landlord, in writing, within six (6) months of receipt of Landlord’s statement pursuant to Section (c). If Tenant fails to complete the audit and present any disputed charges to Landlord within the foregoing six (6) month period. Tenant shall forfeit any rights to claim a refund, rebate, or return of the Expenses set forth in the statement. If, following Landlord’s receipt of the audit and any disputed charges (the “Report Date”), Landlord disputes the findings contained therein, and Landlord and Tenant are not able to resolve their differences within thirty (30) days following the Report Date, the dispute shall be resolved by binding arbitration as follows: Landlord and Tenant shall each designate an independent certified public accountant, which shall in turn jointly select a third independent Certified Public Accountant (the “Third CPA”). The Third CPA, within thirty (30) days of selection, shall, at Tenant’s sole expense, audit the relevant records and certify the proper amount within. That certification shall be final and conclusive. If the Third CPA determines that the amount of Operating Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the Third Party CPA’s decision, without interest. Tenant agrees to keep all information thereby obtained by Tenant confidential and to obtain the agreement of its CPA and Third CPA to keep all such information confidential. Tenant shall provide a copy of such CPA agreements to Landlord promptly upon request. Notwithstanding anything herein to the contrary, if the Third CPA determines that Landlord overstated the amount of Expenses by more than seven percent (7%), then Landlord shall reimburse Tenant for its reasonable out-of-pocket audit expenses, including the cost of the Third CPA.

5.	UTILITIES AND SERVICES

(a) Building Services; Hours. From 8:00 a.m. to 6:00 p.m. on weekdays and Saturday from 9:00 a.m. to 1:00 p.m. (“Normal Business Hours” (excluding legal holidays)), Landlord shall furnish to the Premises electricity for lighting and operation of low-power usage office machines, water, heat and air conditioning, and elevator service. During all other hours, Landlord shall furnish such service except for heat and air conditioning. Landlord shall provide janitorial services for the Premises five (5) days a week (excluding legal holidays) as determined reasonably necessary by Landlord. Tenant shall separately arrange with, and pay directly to, the applicable local public authorities or utilities, as the case may be, for the furnishing, installation and maintenance of all telephone services and equipment as may be required by Tenant in the use of the Premises. Landlord shall not be liable for any damages resulting from interruption of, or Tenant’s inability to receive such service, and any such inability shall not relieve Tenant of any of its obligations under this Lease. If at any time during the Term Landlord shall determine that installation of a separate electrical meter for the Premises is necessary or desirable as a result of Tenant’s electrical usage, Tenant shall pay the cost of installing and maintaining such meter and the cost of Tenant’s electrical usage as measured by such meter.

(b) After Hours HVAC. If requested in writing by Tenant with reasonable advance notice, Landlord shall furnish heat and air conditioning at times other than Normal Business Hours and the cost of such services as established by Landlord shall be paid by Tenant as Additional Rent, payable concurrently with the next installment of Base Rent. As of the Lease Date, HVAC service after Normal Business Hours is $65.00 per hour.

(c) Electric Service Provider. Without limiting the terms of Section 5(a) above, Tenant acknowledges that Landlord has contracted with the City of Pasadena to provide electricity for the Building, and that Landlord reserves the right to change the provider of such service at any time and from time to time in Landlord’s sole discretion (any such provider being referred to herein as the “Electric Service Provider”). Tenant shall obtain and accept electrical service for the Premises only from and through Landlord, in the manner and to the extent expressly provided in this Lease, at all times during the term of this Lease, and Tenant shall have no right (and hereby waives any right Tenant may otherwise have) (i) to contract with or otherwise obtain any electrical service for or with respect to the Premises or Tenant’s operations therein from any provider of electrical service other than the Electric Service Provider, or (ii) to enter into any separate or direct contract or other similar arrangement with the Electric Service Provider for the provision of electrical service to Tenant at the Premises. Tenant shall cooperate with Landlord and the Electric Service Provider at all times to facilitate the delivery of electrical service to Tenant at the Premises and to the Building, including, without limitation, allowing Landlord and the Electric Service Provider, and their respective agents and contractors, (a) to install, repair, replace, improve and remove any and all electric lines, feeders, risers, junction boxes, wiring, and other electrical equipment, machinery and facilities now or hereafter located within the Building or the Premises for the purpose of providing electrical service to or within the Premises or the Building, and (b) reasonable access for the purpose of maintaining, repairing, replacing or upgrading such electrical service from time to time. Tenant shall provide such information and specifications regarding Tenant’s use or projected use of electricity at the Premises as shall be required from time to time by Landlord or the Electric Service Provider to efficiently provide electrical service to the Premises or the Building. In no event shall Landlord be liable or responsible for any loss, damage, expense or liability, including, without limitation, loss of business or any consequential damages, arising from any failure or inadequacy of the electrical service being provided to the Premises or the Building, whether resulting from any change, failure, interference, disruption, or defect in the supply or character of the electrical service furnished to the Premises or the Building, or arising from the partial or total unavailability of electrical service to the Premises or the Building, from any cause whatsoever, or otherwise, nor shall any such failure, inadequacy, change, interference, disruption, defect or unavailability constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement or diminution of Rent or otherwise relieve Tenant from any of its obligations under this Lease.

(d) Usage Restriction. Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.

(e) Landlord Not Liable. Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or, subject to the terms of Section 5(g) below, relieve Tenant from any of its obligations hereunder. In no event shall Landlord be liable to Tenant for any damage to the Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Premises, the Building, or the Project.

(f) Tenant’s Utilities Consumption. Landlord makes no representation with respect to the adequacy or fitness of the air-conditioning or ventilation equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, other than normal fractional horsepower office equipment, or occupancy of the Premises by more than one person per 200 rentable square feet. Landlord shall have no liability for loss or damage in connection therewith. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of this Section 5. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including, without limitation, supplementary or additional metering devices, and the cost thereof, including, without limitation, the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. Tenant shall not use water or heat or air conditioning in excess of that normally supplied by Landlord. Tenant’s consumption of electricity shall not exceed the Building’s capacity considering all other tenants of the Building.

(g) Service Interruption. Notwithstanding anything herein to the contrary, if the Premises is made untenantable, inaccessible or unsuitable for the ordinary conduct of Tenant’s business, as a result of an interruption in any of the basic services provided by Landlord pursuant to this Section 5, then (i) Landlord shall use commercially reasonable good faith efforts to restore the same as soon as is reasonably possible, (ii) if, despite such commercially reasonable good faith efforts by Landlord, such interruption persists for a period in excess of five (5) consecutive business days, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent and Additional Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day of such interruption and ending on the day the utility or service has been restored; provided, however, that in the event such interruption is not due to Landlord’s negligence or willful misconduct, then such abatement shall only apply to the extent Landlord collects proceeds under the policy of rental-loss insurance the cost of which has been included in Operating Expenses and the proceeds from which are allocable to the Premises.

6.	LATE CHARGE

Notwithstanding any other provision of this Lease to the contrary, Tenant hereby acknowledges that late payment to Landlord of Rent, or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sums due from Tenant are not received by Landlord or by Landlord’s designated agent within five (5) days after their due date, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any costs and attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment and shall not be construed as a penalty. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or stop Landlord from exercising any of the other rights and remedies granted under this Lease.

7.	SECURITY DEPOSIT

Concurrently with Tenant’s execution of the Lease, Tenant shall deposit with Landlord the Security Deposit specified in the Basic Lease Information as security for the full and faithful performance of each and every term, covenant and condition of this Lease. Landlord may use, apply or retain the whole or any part of the Security Deposit as may be reasonably necessary (a) to remedy any Default by Tenant under this Lease, (b) to repair damage to the Premises caused by Tenant, (c) to perform Tenant’s obligations under Section 11, in the event Tenant fails to do so, (d) to reimburse Landlord for the payment of any amount which Landlord may reasonably spend or be required to spend by reason of Tenant’s Default, and (e) to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s Default. Should Tenant faithfully and fully comply with all of the terms, covenants and conditions of this Lease, within thirty (30) days following the expiration of the Term, the Security Deposit or any balance thereof shall be returned to Tenant or, at the option of Landlord, to the last assignee of Tenant’s interest in this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds and Tenant shall not be entitled to any interest on such deposit. If Landlord so uses or applies all or any portion of said deposit, within five (5) days after written demand therefor Tenant shall deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full extent of the above amount, and Tenant’s failure to do so shall be a default under this Lease. In the event Landlord transfers its interest in this Lease, Landlord shall transfer the then remaining amount of the Security Deposit to Landlord’s successor in interest, and thereafter Landlord shall have no further liability to Tenant with respect to such Security Deposit. Tenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant or Tenant’s officers, agents, employees, independent contractors, or invitees.

8.	POSSESSION

(a) Tenant’s Right of Possession. Subject to Section 8(c), Tenant shall be entitled to possession of the Premises upon commencement of the Term.

(b) Early Access. Tenant shall have the right to access the Premises prior to the Commencement Date subject to and in accordance with the terms of Section 7 of Exhibit B hereto.

(c) Delay in Delivering Possession. If for any reason whatsoever, Landlord cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date with the Tenant Improvements substantially completed, this Lease shall not be void or voidable, nor shall Landlord, or Landlord’s agents, advisors, employees, partners, shareholders, directors, invitees, independent contractors or Landlord’s manager or investment advisors (collectively, “Landlord’s Agents”), be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the foregoing, if the Tenant Improvements are not substantially completed and the Premises delivered by the date which is six (6) months following the Estimated Commencement Date (as such date may be extended by Force Majeure), then Tenant shall have the option to terminate this Lease by written notice to Landlord within ten (10) days thereafter, unless Landlord delivers possession of the Premises to Tenant with the Tenant Improvements substantially completed prior to the expiration of such ten (10) day period, and, upon any such termination, all deposits and prepayments shall be refunded. The foregoing right of termination shall be the sole remedy available to Tenant as a result of Landlord’s failure to deliver the Premises to Tenant on a timely basis.

9.	USE OF PREMISES

(a) Permitted Use. The use of the Premises by Tenant and Tenant’s agents, advisors, employees, partners, shareholders, directors, customers, invitees and independent contractors (collectively, “Tenant’s Agents”) shall be solely for the Permitted Use specified in the Basic Lease Information and for no other use. Tenant shall not permit any objectionable or unpleasant odor, smoke, dust, gas, noise or vibration to emanate from or near the Premises. The Premises shall not be used to create any nuisance or trespass, for any illegal purpose, for any purpose not permitted by Laws (as hereinafter defined), for any purpose that would invalidate the insurance or increase the premiums for insurance on the Premises, the Building or the Project or for any purpose or in any manner that would interfere with other tenants’ use or occupancy of the

Project. If any of Tenant’s office machines or equipment disturb any other tenant in the Building, then Tenant shall provide adequate insulation or take such other action as may be necessary to eliminate the noise or disturbance. Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on policies resulting from Tenant’s Permitted Use (other than general office use) or any other use or action by Tenant or Tenant’s Agents which increases Landlord’s premiums or requires additional coverage by Landlord to insure the Premises. Tenant agrees not to overload the floor(s) of the Building.

(b) Compliance with Governmental Regulations and Private Restrictions. Tenant and Tenant’s Agents shall, at Tenant’s expense, faithfully observe and comply with (1) all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, “Laws”), now in force or which may hereafter be in force pertaining to the Premises or Tenant’s use of the Premises, the Building or the Project; (2) all recorded covenants, conditions and restrictions affecting the Project (“Private Restrictions”) now in force or which may hereafter be in force; and (3) the Rules and Regulations (as defined in Section 41 of this Lease). Without limiting the generality of the foregoing, to the extent Landlord is required by the city or county in which the Building is located to maintain carpooling and public transit programs, Tenant shall cooperate in the implementation and use of these programs by and among Tenant’s employees. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any Laws or Private Restrictions, shall be conclusive of that fact as between Landlord and Tenant.

(c) Compliance with Americans with Disabilities Act. The Premises, the Building and/or the Project may be subject to, among other Laws, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., including, without limitation, to Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof (including, without limitation, all of the requirements of Title 24 of the California Code of Regulations), as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”). Any Tenant Improvements to be constructed hereunder shall comply with the ADA, and all costs incurred to comply therewith shall be a part of and included in the cost of the Tenant Improvements. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Tenant Improvements strictly complies with all requirements of the ADA. Subject to reimbursement pursuant to Section 4(b) above, if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA, then such work shall be the responsibility of Landlord; provided that, if such work is required under the ADA as a result of Tenant’s use of the Premises (other than general office use) or any work or Alteration (as hereinafter defined) made to the Premises by or on behalf of Tenant (other than the Tenant Improvements), then such work shall be performed by Landlord at the sole cost and expense of Tenant.

Except as otherwise expressly provided in this provision, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises, the Building or the Project; any Claims made or threatened orally or in writing regarding noncompliance with the ADA and relating to any portion of the Premises, the Building, or the Project; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises, the Building or the Project. Tenant shall and hereby agrees to protect, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and Landlord’s Agents harmless and indemnify Landlord and Landlord’s Agents from and against all actions, causes of action, charges, claims, costs, damages, demands, expenses (including reasonable attorneys’ fees, costs of court and expenses incurred), fines, judgments, liabilities, liens, losses, or penalties of every kind and nature whatsoever (collectively, “Claims”) necessary in the prosecution or defense of any litigation including the enforcement of this provision arising from or in any way related to, directly or indirectly, Tenant’s or Tenant’s Agents violation or alleged violation of the ADA. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.

(d) No Roof Access. At no time during the Term shall Tenant have access to the roof of the Building or have the right to install, operate or maintain a satellite-earth communications station (antenna and associated equipment), microwave equipment and/or an FM antenna on the Building or the Project.

10.	ACCEPTANCE OF PREMISES

By its execution hereof, Tenant acknowledges that it had the opportunity to fully inspect the Premises, including, without limitation, conducting any desired testing. Tenant hereby certifies to Landlord that neither Tenant nor any of its employees, agents, or contractors observed or has any actual knowledge of any mold, mildew, Mold Conditions (as hereinafter defined) or moisture within the Premises. Subject to Landlord’s obligations under Exhibit B, Landlord shall deliver the Premises, Tenant shall accept the Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, “As-Is,” “Where Is” and “With all Faults” condition and without any representation, warranty or implied warranty of any kind or nature as to the condition, use or occupancy which may be made thereof and without any improvements or alterations by Landlord. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant.

11.	SURRENDER

Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (a) in broom clean, good condition and repair (damage by acts of God, fire, normal wear and tear, casualty and condemnation excepted), and (b) otherwise in accordance with Section 32(f). Normal wear and tear shall not include any damage or deterioration that would have been prevented by Tenant performing all of its maintenance obligations under this Lease. On or before the expiration or sooner termination of this Lease, (i) Tenant shall remove all of Tenant’s Property (as hereinafter defined), all communications, computer or other electronic service wiring, cabling and related devices installed in the Premises or elsewhere in the Building by or at the request of Tenant (provided such removal shall be performed by an engineer or telecom provider designated by Landlord), and Tenant’s signage from the Premises, the Building and the Project, and Tenant shall repair any damage caused by such removal, and (ii) Landlord may, subject to the provisions of Section 12(i) below, by notice to Tenant given not later than ninety (90) days prior to the Expiration Date (except in the event of a termination of this Lease prior to the scheduled Expiration Date, in which event no advance notice shall be required), require Tenant at Tenant’s expense to remove any or all Alterations that Landlord has not consented to or that Landlord has not informed Tenant may remain in the Premises pursuant to 12(i) below, and to repair any damage caused by such removal; provided, however that Tenant shall not be required to remove any of the initial Tenant Improvements installed by Landlord under Exhibit B. Any of Tenant’s Property not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all Claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property; provided, however, that Tenant shall remain liable to Landlord for all costs incurred in storing and disposing of such abandoned property of Tenant. All Tenant Improvements and Alterations except those which Landlord requires Tenant to remove shall remain in the Premises as the property of Landlord.

12.	ALTERATIONS AND ADDITIONS

(a) No Alterations Without Consent. Tenant shall not make, or permit to be made, any alteration, addition or improvement (hereinafter referred to individually as an “Alteration” and collectively as the “Alterations”) to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord shall have the right in its sole and absolute discretion to consent or to withhold its consent to any Alteration which conflicts with the Construction Rules and Regulations (as hereinafter defined) or affects the structural portions of the Premises, the Building or the Project or the Systems serving the Premises, the Building and/or the Project or any portion thereof. As used herein, “Construction Rules and Regulations” means Landlord’s standard rules and regulations to construction and alterations, as updated and revised from time to time. Notwithstanding the foregoing, provided Tenant is not in Default under this Lease, Tenant may, upon no less than ten (10) days prior written notice to Landlord and submission to Landlord of plans and specifications therefor (if applicable), but without the necessity of obtaining Landlord’s prior written consent, (1) paint and/or carpet the Premises, without regard to the cost thereof, and (2) make other interior, cosmetic Alterations to the Premises having a cost not to exceed $5,000.00, so long as the same do not (A) require a building permit, (B) affect, interfere with or disrupt any of the Systems of the Building, (C) affect the outside appearance of the Building, (D) affect the roof of the Building, or (E) affect any structural element of the Building. Notwithstanding anything herein to the contrary, Landlord will not require approval of the contractor or the posting of a performance bond in connection with any Alterations which do not require consent in accordance with the foregoing.

(b) All Alterations at Tenant’s Expense; Pre-Construction Requirements. Any Alteration to the Premises shall be at Tenant’s sole cost and expense, in compliance with all applicable Laws and all requirements reasonably requested by Landlord, including, without limitation, the requirements of any insurer providing coverage for the Premises or the Project or any part thereof, and in accordance with plans and specifications approved in writing by Landlord, and shall be constructed and installed by a contractor approved in writing by Landlord, in each case, Landlord’s approval not to be unreasonably withheld, conditioned or delayed. In connection with any Alteration, Tenant shall deliver plans and specifications therefor to Landlord. As a further condition to giving consent, Landlord may require Tenant to provide Landlord, at Tenant’s sole cost and expense, a payment and performance bond in form reasonably acceptable to Landlord, in a principal amount not less than one and one-half times the estimated costs of such Alterations, to ensure Landlord against any liability for mechanic’s and materialmen’s liens and to ensure completion of work. Before Alterations may begin, valid building permits or other required permits or licenses must be furnished to Landlord, and, once the Alterations begin, Tenant will diligently and continuously pursue their completion. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for its actual, reasonable, third-party costs (including, without limitation, the costs of any construction manager retained by Landlord) in reviewing plans and documents and in monitoring construction, which amount shall be deemed to be Additional Rent hereunder and payable within thirty (30) days following Landlord’s invoice therefor. Tenant shall maintain during the course of construction, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including, without limitation, building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractors procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, Tenant, Landlord’s investment adviser, any property manager designated by Landlord and Landlord’s lenders as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least One Million Dollars ($1,000,000.00).

(c) Property of Landlord. All Alterations, including, without limitation, heating, lighting, electrical, air conditioning, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises or the Building, shall at once be and become the property of Landlord, and shall not be deemed trade fixtures or Tenant’s Property.

(d) Equipment Installations. No private telephone systems and/or other related computer or telecommunications equipment or lines may be installed without Landlord’s prior written consent not to be unreasonably withheld, conditioned or delayed. If Landlord gives such consent, all equipment, wiring and cabling must be installed within the Premises and, at the request of Landlord made at any time prior to the expiration of the Term, removed upon the expiration or sooner termination of this Lease and the Premises restored to the same condition as before such installation. Notwithstanding the foregoing, Landlord consents to the initial cabling and other installations of computer and telecommunications equipment of Tenant which shall be made prior to the Commencement Date.

(e) Heat Generating Equipment. Notwithstanding anything herein to the contrary, before installing any equipment or lights which generate an undue amount of heat in the

Premises, or if Tenant plans to use any high-power usage equipment in the Premises, Tenant shall obtain the written permission of Landlord. Landlord may refuse to grant such permission unless Tenant agrees to pay the reasonable costs to Landlord for installation of supplementary air conditioning capacity or electrical systems necessitated by such equipment.

(f) Notices. Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until Tenant notifies Landlord in writing of the date Tenant desires to commence construction or installation of such Alterations and Landlord has approved such date in writing, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.

(g) Contractors. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if it is reasonably foreseeable that such employment will materially interfere or cause any material conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Project immediately.

(h) Mold. Tenant shall not use or employ materials that are susceptible to the growth of mold, particularly in areas where moisture accumulation is common.

(i) Removal. At the time of requesting Landlord’s consent to any Alterations (or prior to the installation of any Alterations that do not require the consent of Landlord) Tenant shall have the right to request that Landlord inform Tenant whether such Alterations may remain in the Premises following, or must be removed from the Premises prior to, the expiration or sooner termination of this Lease.

13.	MAINTENANCE AND REPAIRS OF PREMISES

(a) Maintenance by Tenant. Throughout the Term, Tenant shall, at its sole expense, subject to Sections 5(a), 13(b), 21 and 22 hereof, (1) keep and maintain in good order and condition the Premises and Tenant’s Property, (2) keep and maintain in good order and condition, repair and replace all of Tenant’s security systems in or about or serving the Premises, (3) maintain and replace all specialty lamps, bulbs, starters and ballasts; provided Landlord shall replace all building standard lamps, bulbs, starters and ballasts in the Premises as required by normal usage, and (4) comply with its obligations under Section 32. Tenant shall not do nor shall Tenant allow Tenant’s Agents to do anything to cause any damage, deterioration or unsightliness to the Premises, the Building or the Project. If Landlord performs any work at the request of Tenant (or because of Tenant’s failure to perform any work required by this Lease to be undertaken by Tenant), Tenant shall reimburse Landlord all Landlord’s costs in connection therewith, plus Landlord’s overhead and administrative fee of 15% of such costs, all of which amounts shall be deemed to be Additional Rent hereunder and payable within thirty (30) days following Landlord’s invoice therefor.

(b) Maintenance by Landlord. Subject to the provisions of Sections 13(a), 21 and 22, and further subject to Tenant’s obligation under Section 4 to reimburse Landlord, in the form of Additional Rent, for Tenant’s Proportionate Share(s) of the cost and expense of the following items, Landlord shall repair and maintain the following items: the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); the Systems serving the Premises (excluding any specialty systems installed by or for Tenant) and the Building; the Parking Areas and pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas. Subject to the provisions of Sections 13(a), 21 and 22, Landlord, at its own cost and expense, agrees to repair and maintain the following items: the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls). Notwithstanding anything in this Section 13 to the contrary but subject to Section 17, Landlord shall have the right to either repair or to require Tenant to repair any damage to any portion of the Premises, the Building and/or the Project caused by or created due to any negligence or willful misconduct of Tenant or Tenant’s Agents and to restore the Premises, the Building and/or the Project, as applicable, to the condition existing prior to the occurrence of such damage; provided, however, that in the event Landlord elects to perform such repair and restoration work, Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses incurred by Landlord in connection therewith. Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice of the need for such repairs and maintenance and a reasonable time to perform such repair and maintenance. Tenant shall promptly report in writing to Landlord any defective condition known to it, which Landlord is required to repair.

(c) Tenant’s Waiver of Rights. Tenant hereby expressly waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932(l), respectively, and any similar or successor statute or law in effect or any amendment thereof during the Term.

14.	LANDLORD’S INSURANCE

Landlord shall purchase and keep in force fire, extended coverage and “all risk” insurance covering the Building and the Project. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises, the Building and the Project of any insurer necessary for the maintenance of reasonable fire and commercial general liability insurance, covering the Building and the Project. Landlord may maintain “Loss of Rents” insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises, the Building or the Project or any portion thereof are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease.

15.	TENANT’S INSURANCE

(a) Commercial General Liability Insurance. Tenant shall, at Tenant’s expense, secure and keep in force a “broad form” commercial general liability insurance and property damage policy covering the Premises, insuring Tenant, and naming Landlord, any property manager designated by Landlord, UBS Realty Investors LLC, and Landlord’s lenders as additional insureds (collectively, “Landlord’s Insureds”) against any liability arising out of the ownership, use, occupancy or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least Three Million Dollars ($3,000,000.00). Landlord may from time to time require reasonable increases in any such limits if Landlord believes that additional coverage is necessary or desirable. The limit of any insurance shall not limit the liability of Tenant hereunder. No policy maintained by Tenant under this Section 15(a) shall contain a deductible greater than two thousand five hundred dollars ($2,500.00). No policy shall be cancelable or subject to reduction of coverage without thirty (30) days prior written notice to Landlord. Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the state/commonwealth in which the Premises are located for the issuance of such type of insurance coverage and rated B+:XIII or better in Best’s Key Rating Guide.

(b) Personal Property Insurance. Tenant shall maintain in full force and effect on all of its personal property, furniture, furnishings, trade or business fixtures and equipment (collectively, “Tenant’s Property”) on the Premises, a policy or policies of fire and extended coverage insurance with standard coverage endorsement to the extent of the full replacement cost thereof. No such policy shall contain a deductible greater than two thousand five hundred dollars ($2,500.00). During the term of this Lease the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant’s possessions.

(c) Worker’s Compensation Insurance; Employer’s Liability Insurance. Tenant shall, at Tenant’s expense, maintain in full force and effect worker’s compensation insurance with not less than the minimum limits required by law, and employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000).

(d) Evidence of Coverage. Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the time of execution of this Lease by Tenant. Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord with certificates of renewal thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to Landlord and the other parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days notice has been given to Landlord).

16.	INDEMNIFICATION

Tenant shall defend, protect, indemnify and hold harmless Landlord and Landlord’s Agents against and from any and all Claims to the extent arising from (1) the use of the Premises, the Building or the Project by Tenant or Tenant’s Agents, or from any activity done, permitted or suffered by Tenant or Tenant’s Agents in or about the Premises, the Building or the Project, including, without limitation, any mold or Mold Conditions (as hereinafter defined) caused by Tenant or Tenant’s Agents, and (2) any act, neglect, fault, willful misconduct or omission of Tenant or Tenant’s Agents, or from any breach or default in the terms of this Lease by Tenant or Tenant’s Agents, and (3) any action or proceeding brought on account of any matter in items (1) or (2); however, the foregoing indemnity shall not be applicable to the extent any claims arising by reason of the negligence or willful misconduct of Landlord or Landlord’s Agents. If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and Landlord’s Agents from responsibility for, waives its entire claim of recovery for and assumes all risk of (i) damage to property or injury to persons in or about the Premises, the Building or the Project from any cause whatsoever (except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents or by any default by Landlord hereunder), or (ii) loss resulting from business interruption or loss of income at the Premises. The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity. The obligations of Tenant under this Section 16 shall survive any termination of this Lease.

17.	SUBROGATION

Landlord and Tenant hereby mutually waive any claim against the other and its Agent(s) for any loss or damage to any of their property located on or about the Premises, the Building or the Project that is caused by or results from perils covered by property insurance carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its Agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party shall immediately notify its insurer, in writing, of the terms of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers. Nothing in this Section 17 shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

18.	SIGNS

Landlord shall provide, at Landlord’s cost, sufficient space in the electronic directory in the lobby of the Building to list Tenant’s name and the names of its professional staff. Additionally, Landlord shall provide one (1) Building-standard suite identification sign (“Entrance Sign”) from the management office of the Building, which shall be installed by Landlord at the entry to the Premises at Landlord’s sole cost and expense. The Entrance Sign shall not contain any logos or artwork, shall utilize Building-standard fonts, sizes and colors and shall be subject to Landlord’s approval. No other signs may be posted at the entrance to Tenant’s suite. Tenant shall not place or permit to be placed in, upon, or about the Premises, the Building or the Project any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent. Tenant shall remove any sign, advertisement or notice placed on the Premises, the Building or the Project by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises, the Building or the Project caused thereby, all at Tenant’s expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises, the Building or the Project at Tenant’s sole cost and expense. In addition to any other rights or remedies available to Landlord, in the event that Tenant erects or installs any sign in violation of this Section 18, and Tenant fails to remove same within three (3) business days after notice from Landlord or erects or installs a similar sign in the future, Landlord shall have the right to charge Tenant a signage fee equal to $100.00 per day for each day thereafter that such sign is not removed or a similar sign is installed or erected in the future. Landlord’s election to charge such fee shall not be deemed to be a consent by Landlord to such sign and Tenant shall remain obligated to remove such sign in accordance with Landlord’s notice.

19.	FREE FROM LIENS

Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have in addition to all other remedies provided herein and by law the right but not the obligation to cause same to be released by such means as it shall deem proper, including, without limitation, payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable attorneys’ fees) shall be payable to Landlord by Tenant upon demand. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises, the Building and the Project, from mechanics’ and materialmen’s liens. Tenant shall give to Landlord at least five (5) business days’ prior written notice of commencement of any repair or construction on the Premises except in the case of an emergency, for which no notice shall be required.

20.	ENTRY BY LANDLORD

Tenant shall permit Landlord and Landlord’s Agents to enter into and upon the Premises at all reasonable times, upon reasonable notice (except in the case of an emergency, for which no notice shall be required), and subject to Tenant’s reasonable security arrangements, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or tenants or to provide services, alter, improve, maintain and repair the Premises or the Building as required or permitted of Landlord under the terms hereof, or for any other business purpose, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the sole active gross negligence or willful misconduct of Landlord); Tenant shall permit Landlord to post notices of non-responsibility and ordinary “for sale” or during the final nine (9) months of the Term, “for lease” signs. No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction or constructive eviction of Tenant from the Premises. Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure in the case of an emergency and when Landlord otherwise deems such closure necessary.

21.	DESTRUCTION AND DAMAGE

(a) Insured Damage. If the Premises are damaged by fire or other perils covered by extended coverage insurance, Tenant shall give Landlord immediate notice thereof and Landlord shall, at Landlord’s option:

(i) Total Destruction. In the event of total destruction (which shall mean destruction or damage in excess of twenty-five percent (25%) of the full insurable value thereof) of the Premises, elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the date Landlord obtains actual knowledge of such destruction (the “Casualty Discovery Date”). If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the Casualty Discovery Date.

(ii) Partial Destruction. In the event of a partial destruction (which shall mean destruction or damage to an extent not exceeding twenty-five percent (25%) of the full insurable value thereof) of the Premises for which Landlord will receive insurance proceeds sufficient to cover the cost to repair and restore such partial destruction and, if the damage thereto is such that the Premises may be substantially repaired or restored to its condition existing immediately prior to such damage or destruction within two hundred seventy (270) days from the Casualty Discovery Date, Landlord shall commence and proceed diligently with the work of repair and restoration, in which event the Lease shall continue in full force and effect. If such repair and restoration requires longer than two hundred seventy (270) days or if the insurance proceeds therefor (plus any amounts Tenant may elect or is obligated to contribute) are not sufficient to cover the cost of such repair and restoration, Landlord may elect either to so repair and restore, in which event the Lease shall continue in full force and effect, or not to repair or restore, in which event the Lease shall terminate. In either case, Landlord shall give written notice to Tenant of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the Casualty Discovery Date.

(iii) Damage Near End of Lease Term. Notwithstanding anything to the contrary contained in this Section, in the event of damage to the Premises occurring during the last twelve (12) months of the Term that cannot be repaired within sixty (60) days after the Casualty Discovery Date, either Landlord or, if such damage to the Premises materially impairs Tenant’s ability to continue its business operations therein, then Tenant may elect to terminate this Lease by written notice of such election given to the other party within thirty (30) days after the Casualty Discovery Date.

(b) Uninsured Damage. If the Premises are damaged by any peril not fully covered by insurance proceeds to be received by Landlord, and the cost to repair such damage exceeds any amount Tenant may agree to contribute, Landlord may elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred.

(c) Termination Rights. Notwithstanding anything to the contrary in this Section 21, Landlord shall have the option to terminate this Lease, exercisable by notice to Tenant within sixty (60) days after the Casualty Discovery Date, in each of the following instances:

(i) If more than twenty-five percent (25%) of the full insurable value of the Building or the Project is damaged or destroyed, regardless of whether or not the Premises is destroyed.

(ii) If the Building or the Project or any portion thereof is damaged or destroyed and the repair and restoration of such damage requires longer than one hundred eighty (180) days from the Casualty Discovery Date, regardless of whether or not the Premises is destroyed.

(iii) If the Building or the Project or any portion thereof is damaged or destroyed and the insurance proceeds therefor are not sufficient to cover the costs of repair and restoration, regardless of whether or not the Premises is destroyed.

(iv) If the Building or the Project or any portion thereof is damaged or destroyed during the last twelve (12) months of the Term, regardless of whether or not the Premises is destroyed.

(d) Rent Abatement. In the event of repair and restoration as herein provided, the monthly installments of Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired during the period of such repair or restoration; provided, however, that Tenant shall not be entitled to such abatement to the extent that such damage or destruction resulted from the gross negligence or willful misconduct of Tenant or Tenant’s Agents. Except as expressly provided in the immediately preceding sentence with respect to abatement of Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any damage to or destruction of the Premises, the Building or the Project or the repair or restoration thereof, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the

Premises, the Building or the Project and/or any inconvenience or annoyance occasioned by such damage, repair or restoration except to the extent caused by the gross negligence of willful misconduct of Landlord.

(e) Repair and Restoration Obligations. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall repair or restore only the initial tenant improvements, if any, constructed by Landlord in the Premises pursuant to the terms of this Lease, substantially to their condition existing immediately prior to the occurrence of the damage or destruction; and Tenant shall promptly repair and restore, at Tenant’s expense, Tenant’s Alterations which were not constructed by Landlord.

(f) Civil Code Waivers. Tenant hereby waives the provisions of California Civil Code Section 1932(2) and Section 1933(4), which permit termination of a lease upon destruction of the leased premises, and the provisions of any similar law now or hereinafter in effect, and the provisions of this Section 21 shall govern exclusively in case of such destruction.

22.	CONDEMNATION

(a) Effect of Termination. If twenty-five percent (25%) or more of either the Premises, the Building, the Project or the parking areas for the Building or the Project is permanently taken for any public or quasi-public purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a “Condemnation”), Landlord may, at its option, terminate this Lease as of the date title vests in the condemning party. If twenty-five percent (25%) or more of the Premises is taken and if the Premises remaining after such Condemnation and any repairs by Landlord would be untenantable (in Landlord’s reasonable opinion) for the conduct of Tenant’s business operations, Tenant shall have the right to terminate this Lease as of the date title vests in the condemning party. If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined. If neither Landlord nor Tenant elects to terminate this Lease to the extent permitted above, Landlord shall promptly proceed to restore the Premises, to the extent of any Condemnation award received by Landlord, to substantially the same condition as existed prior to such Condemnation, allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Rent corresponding to the time during which, and to the portion of the floor area of the Premises (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration, as reasonably determined by Landlord. Except as expressly provided in the immediately preceding sentence with respect to abatement of Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any Condemnation, whether permanent or temporary, or the repair or restoration of the Premises, the Building or the Project or the parking areas for the Building or the Project following such Condemnation, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building, the Project or the parking areas and/or any inconvenience or annoyance occasioned by such Condemnation, repair or restoration except to the extent caused by the gross negligence or willful misconduct of Landlord. The provisions of California Code of Civil Procedure Section 1265.130, which allows either party to petition the Superior Court to terminate the Lease in the event of a partial taking of the Premises, the Building or the Project or the parking areas for the Building or the Project, and any other applicable law now or hereafter enacted, are hereby waived by Tenant.

(b) Allocation of Compensation. Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection with any Condemnation, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise; provided, however, that Tenant shall be entitled to receive any award separately allocated by the condemning authority to Tenant for Tenant’s relocation expenses or the value of Tenant’s Property (specifically excluding fixtures, Alterations and other components of the Premises which under this Lease or by law are or at the expiration of the Term will become the property of Landlord), provided that such award does not reduce any award otherwise allocable or payable to Landlord.

23.	ASSIGNMENT AND SUBLETTING

(a) No Transfer Without Consent. Tenant shall not voluntarily or by operation of law, (1) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (2) assign or transfer this Lease or any interest herein, sublease the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably as set forth below in this Section 23, provided that Tenant is not then in Default under this Lease nor is any event then occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder.

(b) Limited Recapture Option. If Tenant shall desire to assign this Lease or to sublet all of the Premises for substantially the remainder of the Term (other than to a Related Entity), then Tenant shall first notify Landlord in writing, which notice shall include: (a) whether Tenant proposes to assign this Lease or to sublet all of the Premises for substantially all of the remainder of the Term; and (b) the effective date of the proposed assignment or sublease. Landlord shall thereupon have the option, to be exercised within fifteen (15) days of receipt of Tenant’s notice, to (1) terminate this Lease as of the proposed effective date of such assignment or sublease, or (2) waive such right to terminate this Lease. Landlord agrees that if it has not elected to terminate this Lease within fifteen (15) days following the date that Tenant has duly submitted such notice of intent to assign or sublease, then Landlord shall be deemed to have waived its right to terminate this Lease as provided in this Section 23(b). In the event Landlord elects to terminate this Lease as provided in the foregoing clause (1), then Landlord shall have the additional right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any Claims against Landlord related thereto, including, without limitation, any Claims for any compensation or profit related to such lease or occupancy agreement.

(c) Consent Request. If Tenant shall have complied with the provisions of Section 23(b) above in connection with any transaction that is subject to the provisions of Section 23(b) above and Landlord shall have elected (or be deemed to have elected) not to terminate the Lease, or in any circumstance in which Tenant is not required to comply with the provisions of Section 23(b) above, Landlord will not unreasonably withhold or delay its consent to any request for its consent to an assignment of the Lease or a sublease of the Premises subject to the following provisions. Tenant shall first notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, and shall provide, if available, current and three (3) years’ prior financial statements for the proposed assignee or subtenant, which financial statements shall be audited to the extent available and shall in any event be prepared in accordance with generally accepted accounting principles. Tenant shall also provide Landlord with a copy of the proposed sublease or assignment agreement, including, without limitation, all material terms and conditions thereof. Landlord shall have the option, to be exercised within thirty (30) days of receipt of the foregoing, to (1) consent to the proposed assignment or sublease, or (2) refuse its consent to the proposed assignment or sublease, provided that (A) such consent shall not be unreasonably withheld, conditioned or delayed so long as Tenant is not then in Default under this Lease nor is any event then occurring which, with the giving of notice or the passage of time, or both, would constitute a Default hereunder, and (B) as a condition to providing such consent, Landlord may require attornment from the proposed subtenant on terms and conditions reasonably acceptable to Landlord. Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, without limitation, the following: (1) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Project, (2) whether the use to be made of the Premises by the proposed subtenant or assignee will conflict with any so-called “exclusive” use then in favor of any other tenant of the Building or the Project, and whether such use would be prohibited by any other portion of this Lease, including, without limitation, any rules and regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building and Project services than imposed by Tenant, (3) the business reputation of the proposed individuals who will be managing and operating the business operations of the proposed assignee or subtenant, and the long-term financial and competitive business prospects of the proposed assignee or subtenant, and (4) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved. In any event, Landlord may withhold its consent to any assignment or sublease, if (i) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Section 9(a) or 9(b) above or with any other lease which restricts the use to which any space in the Building or the Project may be put, (ii) the portion of the Premises proposed to be sublet is irregular in shape and/or does not permit safe or otherwise appropriate means of ingress and egress, or does not comply with governmental safety and other codes, (iii) the proposed sublessee or assignee is either a governmental or quasi-governmental agency or instrumentality thereof, (iv) the proposed sublessee or assignee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed sublessee or assignee, either (x) occupies space in the Project at the time of the request for Landlord’s consent, or (y) is negotiating with Landlord or has negotiated with Landlord to lease space in the Project during the six (6) month period immediately preceding the date Landlord receives Tenant’s request for consent, and (v) if the proposed subtenant or assignee is a Prohibited Person (as hereinafter defined).

(d) Sublease Rental Rate. As a further condition to any rights Tenant may have under this Lease to sublet all or any portion of the Premises, Tenant shall not publicly advertise space for sublease at a starting base rental rate lower than Landlord’s then current highest asking base rental rate for other space in the Project which is then on the market for direct lease. If there is no space in the Project then currently on the market for direct lease, Tenant shall not publicly advertise the space for sublease at a starting base rental rate lower than a rate which is the average of the starting rate for Landlord’s last two new leases and/or renewals in the Project, or if Landlord has not entered into two new leases and/or renewals within the immediately preceding six (6) month period, then Tenant shall offer the space for sublease at a starting base rental rate no lower than Landlord’s advertised rental rate for comparable spaces within the Building. Nothing contained in this Section 23(d) shall prevent Tenant from subleasing all or any portion of the Premises at rates below those then being quoted by Landlord.

(e) Transfer Premium. If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the excess, if any, of (1) the rent and any additional rent payable by the assignee or sublessee to Tenant, less all costs and expenses incurred by Tenant in connection with marketing the space and the execution and performance of such assignment or sublease including, without limitation, reasonable and customary market-based leasing commissions, costs of renovation or construction of tenant improvements required under such assignment or sublease, attorneys’ and consultant fees, and any other concessions offered to such assignee or sublessee; minus (2) Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this Lease, which commissions shall, for purposes of the aforesaid calculation, be amortized on a straight-line basis over the term of such assignment or sublease. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default under this Lease with respect to the payment of Rent. In the event that, notwithstanding the giving of such notice, Tenant collects any rent or other sums from the assignee or subtenant, then Tenant shall hold such sums in trust for the benefit of Landlord and shall immediately forward the same to Landlord. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant.

(f) No Release. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignment or subletting).

(g) Payment of Landlord’s Costs. Tenant shall reimburse Landlord for its actual, reasonable, out of pocket third-party expenses (including, without limitation, the fees of Landlord’s counsel), incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease, not to exceed $1,500.00.

(h) No Further Consent Implied. A consent to one assignment, subletting, occupation or use shall not be deemed to be a consent to any other or subsequent assignment, subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any assignment or subletting without Landlord’s consent if required shall be void, and shall, at the option of Landlord, constitute a Default under this Lease.

(i) Right to Collect Rent Directly. If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect Rent from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after a Default by Tenant, collect Rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 23, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to an assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting pursuant to any provision of this Lease shall not, except as otherwise provided herein, in any way be considered to relieve Tenant from obtaining the express consent of Landlord to any other or further assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting. References in this Lease to use or occupancy by anyone other than Tenant shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees or others claiming under or through Tenant, immediately or remotely. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, shall not, except as otherwise provided herein, operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any prior consent of Landlord required under this Section 23.

(j) Incorporation of Terms. Each subletting and/or assignment pursuant to this Section shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease and each of the covenants, agreements, terms, provisions and conditions of this Lease shall be automatically incorporated therein. If Landlord shall consent to, or reasonably withhold its consent to, any proposed assignment or sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, without limitation, reasonable counsel fees) resulting from any Claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar fee in connection with the proposed assignment or sublease.

(k) Reasonableness of Restrictions. Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Section 23 on Tenant’s ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that the Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof. Tenant’s sole remedy if Landlord unreasonably withholds its consent to an assignment, sublet or transfer in violation of Tenant’s rights under this Lease shall be injunctive relief, and Tenant hereby expressly waives California Civil Code Section 1995.310, which permits all remedies provided by law for breach of contract, including, without limitation, the right to contract damages and the right to terminate this Lease if Landlord unreasonably withholds consent to a transfer in violation of Tenant’s rights under this Lease, and any similar or successor statute or law in effect or any amendment thereof during the Term.

(l) Transfers to Affiliates. Notwithstanding anything to the contrary contained in this Section 23, Tenant, upon written notice to Landlord within a reasonable time frame thereafter, but without Landlord’s consent, may assign Tenant’s interest in the Lease or sublet all or any part of the Premises to any entity (each herein called a “Related Entity”) which controls, is controlled by, or is under common control with Tenant; which results from a merger of, reorganization of, or consolidation with Tenant; or which acquires substantially all of the stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises. Concurrently with providing notice to Landlord of the making of an assignment or sublease to a Related Entity, Tenant shall be required to submit reasonably satisfactory evidence that the assignment or sublessee is to a Related Entity, together with an executed counterpart of the assignment or sublease. As used herein in defining Related Entity, “control” must include over fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Similar evidence that such assignee or sublessee continues to be a Related Entity shall be furnished by Tenant to Landlord within fifteen (15) days after request therefor, provided such request is not made more often than annually. Any assignment or sublease to a Related Entity shall not relieve Tenant from liability under this Lease. The transfer premium and any costs otherwise payable to Landlord pursuant to Section 23(e) shall not be applicable or payable in connection with a confirmed assignment or sublease to a Related Entity under this Section 23(l).

24.	DEFAULT

(a) The occurrence of any one of the following events shall constitute a default on the part of Tenant (“Default”):

(i) Failure to Pay Rent. Failure to pay any installment of Rent or any other monies due and payable hereunder, said failure continuing for a period of three (3) days after notice of delinquency;

(ii) Assignment for Creditors. A general assignment by Tenant or any guarantor or surety of Tenant’s obligations hereunder, including, without limitation, Lease Guarantor, if any, (collectively, “Guarantor”) for the benefit of creditors;

(iii) Filing of Bankruptcy Petition. The filing of a voluntary petition in bankruptcy by Tenant or any Guarantor, the filing by Tenant or any Guarantor of a voluntary petition for an arrangement, the filing by or against Tenant or any Guarantor of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of Tenant or any Guarantor, said involuntary petition remaining undischarged for a period of sixty (60) days;

(iv) Attachment. Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof;

(v) Death; Dissolution. Death or disability of Tenant or any Guarantor, if Tenant or such Guarantor is a natural person, or the failure by Tenant or any Guarantor to maintain its legal existence, if Tenant or such Guarantor is a corporation, partnership, limited liability company, trust or other legal entity;

(vi) Failure to Deliver Ancillary Documents. Failure of Tenant to execute and deliver to Landlord any estoppel certificate, subordination agreement, or lease amendment within the time periods and in the manner required by Sections 30 or 31 or 42, and/or failure by Tenant to deliver to Landlord any financial statement within the time period and in the manner required by Section 40;

(vii) Transfers. An assignment or sublease, or attempted assignment or sublease, of this Lease or the Premises by Tenant contrary to the provision of Section 23, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord’s consent thereto;

(viii) Security Deposit. Failure of Tenant to restore the Security Deposit to the amount and within the time period provided in Section 7 above;

(ix) Other Defaults. A default under any other agreement with Landlord beyond any applicable notice and cure period under such agreement.

(x) General Non-Monetary Breaches. Failure in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except those failures specified as events of Default in other subsections of this Section 24, which shall be governed by the notice and cure periods set forth in such other subsections), which failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such thirty (30) day period despite reasonable diligence, Tenant shall not be in default under this subsection so long as Tenant thereafter diligently and continuously prosecutes the cure to completion and actually completes such cure within sixty (60) days after the giving of the aforesaid written notice;

(xi) Chronic Delinquency. Chronic delinquency by Tenant in the payment of Rent, or any other periodic payments required to be paid by Tenant under this Lease. “Chronic delinquency” means failure by Tenant to pay Rent, or any other payments required to be paid by Tenant under this Lease within ten (10) days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any period of twelve (12) months;

(xii) Chronic Overuse. Chronic overuse by Tenant or Tenant’s Agents of the number of undesignated parking spaces set forth in the Basic Lease Information. “Chronic overuse” means use by Tenant or Tenant’s Agents of a number of parking spaces greater than the number of parking spaces set forth in the Basic Lease Information more than three (3) times during any period of twelve (12) months after written notice by Landlord;

(xiii) Termination of Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease;

(xiv) Liens. Any failure by Tenant to discharge any lien or encumbrance placed on the Project or any part thereof in violation of this Lease within ten (10) days after the date such lien or encumbrance is filed or recorded against the Project or any part thereof;

(xv) Hazardous Materials. Any failure by Tenant to immediately remove, abate or remedy any Hazardous Materials located in, on or about the Premises or the Building in connection with any failure by Tenant to comply with Tenant’s obligations under Section 32;

(xvi) Failure to Commence Business Operations. Tenant’s failure to commence business operations in the Premises within ninety (90) days following the Commencement Date, subject to delays beyond Tenant’s reasonable control (other than financial difficulty); and

(xvii) False Representations. Any representation of Tenant herein or in any financial statement or other materials provided by Tenant or any guarantor of Tenant’s obligations under this Lease shall prove to be untrue or inaccurate in any material respect, or any such financial statements or other materials shall have omitted any material fact.

Tenant agrees that any notice given by Landlord pursuant to this Section 24 shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

25.	LANDLORD’S REMEDIES

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may terminate this Lease immediately and all rights of Tenant hereunder by giving written notice to Tenant of such intention to terminate. If Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(ii) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, (A) any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building or the Project, including, without limitation, such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (iii) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (iv) in carrying the Premises, including, without limitation, taxes, insurance premiums, utilities and security precautions; (B) any unearned brokerage commissions paid in connection with this Lease; (C) reimbursement of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (D) any concession made or paid by Landlord for the benefit of Tenant including, without limitation, any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances (including, without limitation, any unamortized portion of the Tenant Improvement Allowance, such Tenant Improvement Allowance to be amortized over the Term in the manner reasonably determined by Landlord, if any, and any outstanding balance (principal and accrued interest) of the Tenant Improvement Loan, if any), or assumptions by Landlord of any of Tenant’s previous lease obligations; plus

(v) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(vi) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(vii) As used in subsections (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subsection (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%).

Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease, specifically, Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future Law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4, and the following provision from such Civil Code Section is hereby repeated: “The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has right to sublet or assign, subject only to reasonable limitations).” In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section 25(b), the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(i) Acts of maintenance or preservation or efforts to relet the Premises, including, without limitation, alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof, or

(ii) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Even if Tenant has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including, without limitation, the right to recover rent as it becomes due. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding the exercise by Landlord of its right under this Section to continue the Lease without termination, Landlord may do so without prejudice to its right at any time thereafter to terminate this Lease in accordance with the other provisions contained in this Section.

(c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises, by force if necessary, and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Section 25(b) or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Section 25(a), Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in Landlord’s sole discretion. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting;

(4) to the payment of the costs of any alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Section 25 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity including, without limitation, any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related provision of applicable Laws.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

(h) Landlord’s Lien. In addition to any statutory lien Landlord has, Tenant hereby grants to Landlord a continuing security interest for all sums of money becoming due hereunder upon personal property of Tenant situated on or about the Premises and such property will not be removed therefrom without the consent of Landlord until all sums of money then due Landlord have been first paid and discharged. If a default occurs under this Lease, Landlord will have, in addition to all other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including, without limitation, the right to sell the property described in this subjection (g) at public or private sale upon five (5) days’ notice to Tenant. This contractual lien will be in addition to any statutory lien for rent.

(i) Tenant’s Waiver of Redemption. Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future Law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

26.	LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS

(a) Right to Perform if Tenant in Default. Without limiting the rights and remedies of Landlord contained in Section 25 above, if Tenant shall be in Default in the performance of any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease, then Landlord may at Landlord’s option, without any obligation to do so, and upon five (5) days prior notice to Tenant perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant or any of Tenant’s Agents.

(b) Right to Perform in Emergency. Without limiting the rights of Landlord under Section 26(a) above, Landlord shall have the right at Landlord’s option, without any obligation to do so, to perform any of Tenant’s covenants or obligations under this Lease without notice to Tenant in the case of an emergency, as determined by Landlord in its sole and absolute judgment, or if Landlord otherwise determines in its sole discretion that such performance is necessary or desirable for the proper management and operation of the Building or the Project or for the preservation of the rights and interests or safety of other tenants of the Building or the Project.

(c) Reimbursement of Costs. If Landlord performs any of Tenant’s obligations hereunder in accordance with this Section 26, the full amount of the cost and expense incurred or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as Additional Rent, the full amount thereof with interest thereon from the date of payment by Landlord at the lower of (i) ten percent (10%) per annum, or (ii) the highest rate permitted by applicable law.

27.	ATTORNEY’S FEES

(a) Prevailing Party Awarded Fees. If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

(b) Collection Costs. Without limiting the generality of Section 27(a) above, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord reasonable attorneys’ fees incurred by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.

28.	TAXES

Tenant shall be liable for and shall pay directly to the taxing authority, prior to delinquency, all taxes levied against Tenant’s Property. If any Alteration installed by Tenant pursuant to Section 12 or any of Tenant’s Property is assessed and taxed with the Project or Building, Tenant shall pay such taxes to Landlord within ten (10) days after delivery to Tenant of a statement therefor.

29.	EFFECT OF CONVEYANCE

The term “Landlord” as used in this Lease means, from time to time, the then current owner of the Building or the Project containing the Premises, so that, in the event of any sale of the Building or the Project, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Building or the Project has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

30.	TENANT’S ESTOPPEL CERTIFICATE

From time to time, upon written request of Landlord, Tenant shall execute, acknowledge and deliver to Landlord or its designee, an Estoppel Certificate in substantially the form attached hereto as Exhibit E and with any other statements reasonably requested by Landlord or its designee. Any such Estoppel Certificate may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of (or holder of a deed of trust encumbering) Landlord’s interest or assignment of any mortgage or deed of trust upon Landlord’s interest in the Premises. If Tenant fails to provide such certificate within ten (10) days of receipt by Tenant of a written request by Landlord as herein provided, such failure shall, at Landlord’s election, constitute a Default under this Lease, and Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee or deed of trust holder.

31.	SUBORDINATION

(a) Subordination. At the option of Landlord, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases affecting the Building or the Project now or hereafter existing and each of the terms, covenants and conditions thereto (the “Superior Lease(s)”), and to all mortgages or deeds of trust which may now or hereafter affect the Building, the Property or any of such leases and each of the terms, covenants and conditions thereto (the “Superior Mortgage(s)”), whether or not such mortgages or deeds of trust shall also cover other land, buildings or leases, to each and every advance made or hereafter to be made under such mortgages or deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages or deeds of trust and spreaders and consolidations of such mortgages or deeds of trust. This Section shall be self-operative and no further instrument of subordination shall be required.

Tenant shall promptly execute, acknowledge and deliver any reasonable instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination; if Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) business days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant. As used herein the lessor of a Superior Lease or its successor in interest is herein called “Superior Lessor”; and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

(b) Attornment. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease (without the need for further agreement) and shall promptly execute and deliver any reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment. This Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease, except to the extent such act or omission shall constitute a continuing Landlord default hereunder; (b) be subject to any offset, not expressly provided for in this Lease; or (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Base Rent, unless such modification or prepayment shall have been expressly approved in writing by the Successor Landlord (or predecessor in interest).

32.	ENVIRONMENTAL COVENANTS

(a) Hazardous Materials. As used in this Lease, the term “Hazardous Materials” means (i) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law; (ii) petroleum or petroleum derivatives, including, without limitation, crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (iii) polychlorinated biphenyls (PCB’s); (iv) asbestos and asbestos containing materials (whether friable or non-friable); (v) lead and lead based paint or other lead containing materials (whether friable or non-friable); (vi) urea formaldehyde; (vii) microbiological pollutants; (viii) batteries or liquid solvents or similar chemicals; (ix) radon gas; and (x) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise.

(b) Environmental Laws. As used in this Lease, the term “Environmental Laws” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including, without limitation, rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials including, without limitation, but not limited to the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. § 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. § 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Clean Air Act, 42 U.S.C. § 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any analogous state statutes, including, without limitation, the Porter-Cologne Water Quality Control Act (Cal. Water Code § 13020 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code § 25249.5 et seq.), the Hazardous Substance Account Act (Cal. Health & Safety Code § 25300 et seq.), the Hazardous Waste Control Act (Cal. Health & Safety Code § 25100 et seq.), and any other applicable provisions of the California Health & Safety Code, Water Code, or Government Code, and local counterparts or equivalents thereto. “Environmental Laws” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Law” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.

(c) Cleaning and Business Supplies. During its use and occupancy of the Premises Tenant will not permit Hazardous Materials to be present on or about the Premises except for normal quantities of cleaning and other business supplies customarily used and stored in an office and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

(d) Obligation to Remediate. If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (a) the requirements of (i) all Environmental Laws and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (b) any additional requirements of Landlord that are necessary, in Landlord’s reasonable discretion, to protect the value of the Premises or the property in which the Premises are located. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s reasonable discretion, to protect the value of the Premises or the property in which the Premises are located. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant promptly upon demand.

(e) Inspection Rights. Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(f) Condition on Surrender. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of (i) mold, Mold Conditions (as hereinafter defined), debris, waste arising from Tenant’s use of the Premises and (ii) Hazardous Materials placed on or about the Premises by Tenant or Tenant’s Agents. Tenant’s obligations and liabilities pursuant to this Section 32 shall be in addition to any other surrender requirements in this Lease and shall survive the expiration or earlier termination of this Lease. If it is determined by Landlord that, at the expiration or earlier termination of this Lease, the condition of all or any portion of the Premises, the Building, and/or the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, mold, debris, or waste, including, without limitation, all Environmental Laws to the extent Tenant is responsible hereunder, then at Landlord’s sole option, Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition required hereunder. Any such holdover by Tenant will be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Section 35 of this Lease.

(g) Indemnification. Tenant shall indemnify and hold harmless Landlord from and against any and all Claims (including, without limitation, loss in value of the Premises or the property in which the Premises is located, damages due to loss or restriction of rentable or usable space, and damages due to any adverse impact on marketing of the space and any and all sums paid for settlement of Claims) incurred by Landlord during or after the term of this Lease and attributable to (i) any Hazardous Materials placed on or about the Premises, the Building or the Project by Tenant or Tenant’s Agents, or resulting from the action or inaction of Tenant or Tenant’s Agents, or (ii) Tenant’s breach of any provision of this Section 32. This indemnification includes, without limitation, any and all costs incurred by Landlord due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision.

(h) Mold Prevention Practices. Tenant, at its sole cost and expense, shall: (i) adopt and enforce good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”), (ii) regularly monitor the Premises for the visual presence of mold and conditions that reasonably can be expected to give rise to or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water collection or penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”), and (iii) immediately notify Landlord in writing if it observes, suspects, or has reason to believe mold or Mold Conditions in, at, or about the Premises and surrounding areas.

(i) Inspection. In the event of suspected mold or Mold Conditions in, at, or about the Premises and surrounding areas, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present in, at, or about the Premises.

(j) Survival. The provisions of this Section 32 shall survive the expiration or earlier termination of this Lease.

33.	NOTICES

All notices and demands which are required or may be permitted to be given to either party by the other hereunder shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery or nationally recognized overnight courier, addressed to the addressee at Tenant’s Address or Landlord’s Address as specified in the Basic Lease Information, or to such other place as either party may from time to time designate in a notice to the other party given as provided herein. Copies of all notices and demands given to Landlord shall additionally be sent to Landlord’s property manager at the address specified in the Basic Lease Information or at such other address as Landlord may specify in writing from time to time. Notice shall be deemed given upon actual receipt (or attempted delivery if delivery is refused), if personally delivered, or one (1) business day following deposit with a reputable overnight courier that provides a receipt, or on the third (3rd) day following deposit in the United States mail in the manner described above. In no event shall either party use a post office box or other address which does not accept overnight delivery.

34.	WAIVER

The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No delay or omission in the exercise of any right or remedy of Landlord in regard to any Default by Tenant shall impair such a right or remedy or be construed as a waiver. Any waiver by Landlord of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provisions of this Lease.

35.	HOLDING OVER

Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute a Default and, without limiting Landlord’s remedies provided in this Lease, such holding over shall be construed to be a tenancy at sufferance, at a rental rate equal to one hundred fifty percent (150%) of Base Rent last due in this Lease, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable; provided, however, in no event shall any renewal or expansion option, option to purchase, or other similar right or option contained in this Lease be deemed applicable to any such tenancy at sufferance. If the Premises are not surrendered at the end of the Term or sooner termination of this Lease absent the consent of Landlord to such holdover, and in accordance with the provisions of Sections 11 and 32(e), Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

36.	SUCCESSORS AND ASSIGNS

The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto. If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

37.	TIME

Time is of the essence of this Lease and each and every term, condition and provision herein.

38.	BROKERS

Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Broker(s) specified in the Basic Lease Information in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any Claims incurred by the indemnified party in conjunction with any such Claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party. Landlord agrees to pay a commission to Tenant’s Broker pursuant to separate agreement.

39.	LIMITATION OF LIABILITY

In the event of any default or breach by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises Tenant’s remedies shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest in the Building of the then-current Landlord or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the “Landlord Parties” in connection with the Project, Building or Premises. For purposes of this Lease, “Landlord Parties” means collectively, Landlord, its partners, shareholders, officers, directors, employees, investment advisors, or any successor in interest of any of them. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 39 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), future member in Landlord (if Landlord is a limited liability company) or trustee or beneficiary (if Landlord or any partner or member of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with Tenant’s business, including, without limitation, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. The provisions of this section shall apply only to the Landlord and the parties herein described, and shall not be for the benefit of any insurer nor any other third party.

40.	FINANCIAL STATEMENTS

Within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord the then current audited financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available), prepared or compiled by a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, Tenant shall have no obligation to deliver any financial statements if Tenant is a publicly traded entity or an entity that is otherwise required to file financial statements with any governmental entity that are publicly available and Tenant is in compliance with such public reporting requirement.

41.	RULES AND REGULATIONS

Tenant shall comply with the rules and regulations attached hereto as Exhibit D, along with any reasonable modifications, amendments and supplements thereto, and such reasonable rules and regulations as Landlord may adopt in the future, from time to time, for the orderly and proper operation of the Building and the Project (collectively, the “Rules and Regulations”). The Rules and Regulations may include, but shall not be limited to, the following: (a) restriction of employee parking to a limited, designated area or areas; and (b) regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish. The then-current Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the failure of any other person to observe and abide by any of said Rules and Regulations.

42.	MORTGAGEE PROTECTION

(a) Modifications for Lender. If, in connection with obtaining financing for the Project or any portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent to such modifications, provided such modifications do not materially adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.

(b) Rights to Cure. Tenant shall give to any trust deed or mortgage holder (“Holder”), by a method provided for in Section 33 above, at the same time as it is given to

Landlord, a copy of any notice of default given to Landlord, provided that prior to such notice Tenant has been notified, in writing, (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional reasonable period within which to cure such default, or if such default cannot be cured without Holder pursuing its remedies against Landlord, then such additional time as may be necessary to commence and complete a foreclosure proceeding, provided Holder commences and thereafter diligently pursues the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated.

43.	RELOCATION

In order to accommodate a tenant of 10,000 rentable square feet or more, Landlord shall have the right at any time during the Term to relocate the entire Premises to another part of the Building or to another building in the Project in accordance with the following:

(a) The new premises shall (i) have the same or not more than fifty percent (50%) more than the usable and rentable area as the Premises described in this Lease, (ii) be contiguous space located on the 8th floor or higher and have comparable or better views, (iii) have a comparable layout and décor, and (iv) have tenant improvements of equal or greater quality, appearance, condition and function (for Tenant’s purposes) as the original Premises;

(b) The physical relocation of the Premises, including, without limitation, the relocation of cabling, wiring, telephone lines and computer equipment, and moving of Tenant’s furniture, equipment, supplies, and personal property to the relocated premises shall be accomplished by Landlord at its cost;

(c) Landlord shall deliver to Tenant at least ninety (90) days prior written notice of Landlord’s intention to relocate the Premises (a “Relocation Notice”), which Relocation Notice shall identify the proposed Relocated Premises and set for the date by which the relocation shall have occurred (the “Relocation Date”). Tenant shall have the right, exercisable by delivery of written notice to Landlord (a “Relocation Termination Notice”) within ten (10) business days of delivery to Tenant of a Relocation Notice, to terminate this Lease, in which event Tenant shall vacate and surrender the Premises to Landlord in accordance with this Lease on or before the Relocation Date and this Lease shall terminate upon the later of the date of such surrender or the Relocation Date; provided, further, upon receipt of a Relocation Termination Notice from Tenant, Landlord shall have the right, exercisable upon delivery of written notice to Tenant to rescind its Relocation Notice and Tenant’s right to terminate this Lease;

(d) The physical relocation of the Premises shall take place on a weekend and shall be substantially completed before the Monday following the weekend in which the relocation takes place. If the physical relocation has not been completed in that time, Rent shall abate from the time the physical relocation commences to the time it is substantially completed;

(e) Reasonable, out-of-pocket costs incurred by Tenant as a result of the relocation, including, without limitation, costs incurred in changing addresses on stationery, business cards, directories, advertising, and other such items, shall be paid by Landlord, in a sum not to exceed seven thousand five hundred dollars ($7,500.00);

(f) Landlord shall not have the right to relocate the Premises prior to the end of the eighteenth (18th) month or more than once during the Term of this Lease;

(g) If the relocated Premises is a different square footage than the Premises described in this Lease, the Base Rent shall be adjusted to a sum computed by multiplying the Base Rent specified in the Basic Lease Information by a fraction, the numerator of which shall be the total number of rentable square feet in the relocated Premises, and the denominator of which shall be the total number of rentable square feet in the Premises before relocation, provided, however, in no event shall the Base Rent or Tenant’s Proportionate Share(s) be increased as a result of such relocation; and

(h) The parties shall immediately execute an amendment to this Lease stating the relocation of the Premises and the adjustment of Base Rent and Tenant’s Proportionate Share(s), if any.

44.	PARKING

(a) Parking Rights. Tenant shall have the right but not the obligation to lease the number of parking spaces in the Parking Areas as specified in the Basic Lease Information throughout the Term, and any extension thereof, subject to the provisions of this Section 44; provided, however, that the number of parking spaces allocated to Tenant hereunder shall be reduced on a proportionate basis in the event any of the parking spaces in the Parking Areas are taken or otherwise eliminated as a result of any Condemnation or casualty event affecting such Parking Areas or any modifications made by Landlord to such Parking Areas. Tenant shall pay the parking rental being charged for such spaces, as the same may be increased from time to time, in advance, as Additional Rent, on the first day of each month. The parking rental payable by Tenant hereunder may include taxes imposed on the use of the parking spaces by any governmental or quasi-governmental authority. The use of such spaces shall be for the parking of standard size passenger automobiles, pick-up trucks, vans and sport utility vehicles used by Tenant, its officers, directors, employees, consultants and independent contractors only, and shall be subject to applicable Laws. Parking spaces may not be assigned or transferred separate and apart from this Lease. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all leased parking spaces shall immediately terminate. Further, if Tenant fails to pay parking rental when the same shall be due, then, upon written notice from Landlord, in addition to all other remedies available to Landlord, Tenant’s rights with respect to all leased parking spaces shall immediately terminate.

(b) Management of Project Parking Areas. The Parking Areas shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto. If parking spaces are not assigned pursuant to the terms of this Lease, Landlord reserves the right at any time to assign parking spaces, and Tenant shall thereafter be responsible to insure that its officers, directors, consultants, independent contractors and employees park in the designated areas. Tenant shall, if requested by Landlord, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, any transferee, or their respective officers, directors, consultants, independent contractors and employees. Landlord reserves the right to change, reconfigure, or rearrange the Parking Areas, to reconstruct or repair any portion thereof, and to restrict or eliminate the use of any Parking Areas and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights. Landlord may, in its sole discretion, convert the Parking Areas to a reserved and/or controlled parking facility, or operate the Parking Areas (or a portion thereof) as a tandem, attendant assisted and/or valet parking facility. Landlord may delegate its responsibilities with respect to the Parking Areas to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly with the operator of the Parking Areas, and to pay all parking charges directly to such operator.

(c) Indemnification; Waiver. Each vehicle shall, at Landlord’s option to be exercised from time to time, bear a permanently affixed and visible identification sticker to be provided by Landlord. Tenant shall not and shall not permit its Agents to park any vehicles in locations other than those specifically designated by Landlord as being for Tenant’s use. The license granted hereunder is for self-service parking only and does not include additional rights or services. Neither Landlord nor its Agents shall be liable for: (i) loss or damage to any vehicle or other personal property parked or located upon or within such parking spaces or any Parking Areas whether pursuant to this license or otherwise and whether caused by fire, theft, explosion, strikes, riots or any other cause whatsoever; or (ii) injury to or death of any person in, about or around such parking spaces or any Parking Areas or any vehicles parking therein or in proximity thereto whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever and Tenant hereby waives any claim for or in respect to the above and against all Claims arising out of loss or damage to property or injury to or death of persons, or both, relating to any of the foregoing. Tenant shall not assign any of its rights hereunder and in the event an attempted assignment is made, it shall be void.

(d) Visitor Parking. Tenant recognizes and agrees that visitors, clients and/or customers (collectively the “Visitors”) to the Project and the Premises must park automobiles or other vehicles only in areas designated by Landlord from time to time as being for the use of such Visitors and Tenant hereby agrees to ask its Visitors to park only in the areas designated by Landlord from time to time for the use of Tenant’s Visitors. Further, parking for Visitors is subject to the payment of fees (“Visitor Parking Fees”) at rates set and to be set by Landlord from time to time in its sole discretion. Tenant hereby covenants and agrees to pay or ask its Visitors to pay the Visitor Parking Fees, plus tax thereon, as shall be set by Landlord from time to time and to comply with and abide by Landlord’s or Landlord’s parking operator’s rules and regulations governing the use of such Visitor’s parking as may be in existence from time to time.

(e) Governmental Fees. In the event any tax, surcharge or regulatory fee is at any time imposed by any governmental authority upon or with respect to parking or vehicles parking in the parking spaces referred to herein, Tenant shall pay such tax, surcharge or regulatory fee as

Additional Rent under this Lease, such payments to be made in advance and from time to time as required by Landlord (except that they shall be paid monthly with Base Rent payments if permitted by the governmental authority).

45.	ENTIRE AGREEMENT

This Lease, including the Exhibits and any Addenda attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect. If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

46.	INTEREST

Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord within five (5) days from when the same is due shall bear interest from the date such payment was originally due under this Lease until paid at the lesser of (a) an annual rate equal to the maximum rate of interest permitted by law, or (b) ten percent (10%) per annum. Payment of such interest shall not excuse or cure any Default by Tenant. In addition, Tenant shall pay all costs and reasonable attorneys’ fees incurred by Landlord in collection of such amounts.

47.	GOVERNING LAW; CONSTRUCTION

This Lease shall be construed and interpreted in accordance with the laws of state in which the Premises is located. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “business days” means Monday through Friday, excluding holidays. If there shall be more than one person or entity comprising Tenant, the act of or notice from, or notice or refund to, or the signature of, any one or more of them, in connection with any matter arising under this Lease, including but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons and entities comprising Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

48.	REPRESENTATIONS AND WARRANTIES OF TENANT

Tenant (and, if Tenant is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of the Lease. Tenant shall re-certify such representations to Landlord periodically, upon Landlord’s reasonable request.

(a) If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the state in which the Premises is located, and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.

(b) Tenant has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(c) Tenant hereby represents and warrants to Landlord that Tenant is not:

(i) in violation of any Anti-Terrorism Law (as hereinafter defined); or

(ii) a Prohibited Person, nor are any of Tenant’s affiliates, officers, directors, members or lease guarantor, as applicable, a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, Title 3 of the USA Patriot Act, Cal. Gov. Code §7513.6, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

49.	NAME OF BUILDING

In the event Landlord chooses to change the name or address of the Building and/or the Project, Tenant agrees that such change shall not affect in any way its obligations under this Lease, and that, except for the name or address change, all terms and conditions of this Lease shall remain in full force and effect. Tenant agrees further that such name or address change shall not require a formal amendment to this Lease, but shall be effective upon Tenant’s receipt of written notification from Landlord of said change.

50.	SECURITY

(a) No Security Obligations. Tenant acknowledges and agrees that, while Landlord may in its sole and absolute discretion engage security personnel to patrol the Building or the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any bodily injury, loss by theft or any other damage suffered or incurred by Tenant or Tenant’s employees, invitees, and visitors in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, the Building or the Project.

(b) Cooperation With Security Measures. Tenant hereby agrees to the exercise by Landlord and Landlord’s Agents, within their sole discretion, of such security measures as, but not limited to, the evacuation of the Premises, the Building or the Project for cause, suspected cause or for drill purposes, the denial of any access to the Premises, the Building or the Project and other similarly related actions that it deems necessary to prevent any threat of property damage or bodily injury. The exercise of such security measures by Landlord and Landlord’s Agents, and the resulting interruption of service and cessation of Tenant’s business, if any, shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord or Landlord’s Agents liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

51.	JURY TRIAL WAIVER

Landlord and Tenant each hereby waives any right to trial by jury with respect to any action or proceeding (i) brought by Landlord, Tenant or any other party, relating to (A) this Lease and/or any understandings or prior dealings between the parties hereto, or (B) the Premises, the Building or the Project or any part thereof, or (ii) to which Landlord or Tenant is a party. Landlord and Tenant each hereby agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631.

52.	RECORDATION

Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by any one acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

53.	RIGHT TO LEASE

Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interest of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Project.

54.	FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance cause by a Force Majeure.

55.	ACCEPTANCE

This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant and Landlord’s receipt of any Security Deposit and Prepaid Base Rent set forth in the Basic Lease Information Section of this Lease.

56.	RENEWAL OPTION (WITH FMV RENT)

(a) Exercise of Options. Provided Tenant is not in default (beyond applicable notice and grace periods) pursuant to any of the terms and conditions of this Lease, at the date of both the Expiration Date and the effective date of the Option (as defined below), Tenant shall have the option (the “Option”) to renew this Lease for an additional sixty (60) month period (the “Extension Term”) commencing on the date following the Expiration Date upon the terms and conditions contained in this Section 56. To exercise the Option, Tenant shall give Landlord notice (the “Extension Notice”) of intent to exercise said Option not less than nine (9) months and not more than twelve (12) months prior to the date on which the Extension Term which is the subject of the notice will commence. The notice shall be given as provided in Section 33 hereof. In the event Tenant exercises the Option, this Lease will terminate in its entirety at the end of the Extension Term and Tenant will have no further option to renew or extend the Term of this Lease.

(b) Procedures for Determining Prevailing Market Rate.

(i) If Tenant timely exercises the Option, Landlord shall deliver to Tenant a good faith written proposal of the “Prevailing Market Rate” (as hereinafter defined) for the Premises for the Extension Term. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing that (A) Tenant accepts Landlord’s proposal or (B)

Tenant rejects Landlord’s proposal. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of the Prevailing Market Rate for the Extension Term shall be deemed accepted by Tenant.

(ii) If Tenant timely rejects Landlord’s proposal, Landlord and Tenant shall first negotiate in good faith in an attempt to agree upon the Prevailing Market Rate for the Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following Landlord’s receipt of Tenant’s notice rejecting Landlord’s proposal (the “Negotiation Period”), such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Article. If Landlord and Tenant are unable to agree upon the Prevailing Market Rate during the Negotiation Period, then within thirty (30) days after expiration of the Negotiation Period, the parties shall meet and concurrently deliver to each other their respective written estimates of the Prevailing Market Rate for the Extension Term, supported by the reasons therefore (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower of such Determinations, then the Prevailing Market Rate shall be the average of the two Determinations. If the Prevailing Market Rate is not resolved by exchange of the Determinations, the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations constituting the only two choices available to the Appraisal Panel (as hereinafter defined).

(iii) Within thirty (30) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint a neutral and impartial appraiser who shall be certified as an MAI or ASA appraiser and shall have at least ten (10) years’ experience, immediately prior to his or her appointment, as a real estate appraiser of office properties in the City of Pasadena, including significant experience appraising high rise office space in the South Lake Avenue business and shopping district. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar). If either Landlord or Tenant fails to appoint an appraiser within said thirty (30) day period, the Prevailing Market Rate for the Extension Term shall be the Determination of the other party who timely appointed an appraiser.

Landlord’s and Tenant’s appraisers shall work together in good faith to appoint a neutral or impartial third party appraiser within 10 business days, and notify both Landlord and Tenant of such selection. The three appraisers shall then work together in good faith to decide which of the two Determinations more closely reflects the Prevailing Market Rate of the Premises for the Extension Term. The Determination selected by such appraisers shall be binding upon Landlord and Tenant. If all three appraisers cannot agree upon which of the two Determinations more closely reflects the Prevailing Market Rate within thirty (30) days, the decision of a majority of the appraisers shall prevail.

(iv) Within five (5) days following notification of the identity of the third appraiser, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the third appraiser. The three appraisers are referred to herein as the “Appraisal Panel.” The Appraisal Panel, if it so elects, may conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel. Within thirty (30) days following the appointment of the third appraiser, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Prevailing Market Rate of the Premises for the Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.

(v) Each party shall pay the fees and expenses of the appraiser appointed by such party, and one-half of the fees and expenses of the third appraiser and the expenses incident to the proceedings of the Appraisal Panel (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

(c) Prevailing Market Rate. As used in this Lease, the phrase “Prevailing Market Rate” means the amount that a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would agree upon at arm’s length as Base Rent for the Premises for the Extension Term, as of the commencement of the Extension Term. The Prevailing Market Rate shall be based upon non-sublease, non-encumbered, non-equity lease transactions recently entered into for space in the Building and in Comparable Buildings (“Comparison Leases”) and may include periodic increases. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) the length of the Extension Term compared to the lease term of the Comparison Leases; (ii) rental structure, including additional rent, and taking into consideration any “base year”; (iii) the size of the Premises compared to the size of the premises under the Comparison Leases; (iv) utility, location, floor levels, views and efficiencies of the floor(s) of the Premises compared to the premises under the Comparison Leases; (v) the age and quality of construction of the Building; (vi) the value of existing leasehold improvements; and (vii) the financial condition and credit history of Tenant compared to the tenants under the Comparison Leases. In determining the Prevailing Market Rate, no consideration shall be given to (i) any rental abatement period granted to tenants in Comparison Leases in connection with the design and construction of tenant improvements, (ii) whether Landlord or the landlords under Comparison Leases are paying real estate brokerage commissions in connection with Tenant’s exercise of the Extension Option or in connection with the Comparison Leases, and (iii) moving allowances paid. As used herein, “Comparable Buildings” mean those buildings located in Pasadena, California of the same or similar age, quality, tenant mix, parking, views, and the like.

(d) Option is Personal. The rights contained in this Section 56 shall be personal to the Named Tenant (and any assignee pursuant to Section 23(l)) and shall not be transferable to any other assignee, sub-lessee or other transferee and may only be exercised by the Named Tenant (or any assignee pursuant to Section 23(l)) if such party occupies the entire Premises at the Expiration Date and at the commencement of the Extension Term.

[Signatures on next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the Lease Date specified in the Basic Lease Information.

LANDLORD:	SOUTH LAKE AVENUE INVESTORS LLC, a Delaware limited liability company

	By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, Its sole member

		By:	TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, Its General Partner

			By:	/s/ Scott D. Mullen
Scott D. Mullen, Director

TENANT:	ARROWHEAD RESEARCH CORPORATION,
a Delaware corporation

	By:	/s/ Kenneth A. Myszkowski
Kenneth A. Myszkowski, Chief Financial Officer